Exhibit 99.1
Item 6. Selected Financial Data.
     Selected financial data and significant events related to the Company’s financial results for the last five fiscal years are listed below. The financial data should be read in conjunction with the Consolidated Financial Statements and Notes thereto included in Item 8 and with Management’s Discussion and Analysis of Financial Condition and Results of Operations, included in Item 7.

	Year Ended December 31,
	2008	2007	2006	2005	2004
	(Dollars in millions, except share data)
Income Statement Data:(1)
Net sales	$6,110.8	$6,003.5	$5,320.6	$4,421.1	$3,741.3
Cost of goods sold	4,904.2	4,781.4	4,234.1	3,580.4	3,029.2
Selling, general and administrative expenses	834.3	791.1	692.9	612.8	544.5
Depreciation and amortization	26.7	36.8	28.7	18.6	18.1

Income from operations	345.6	394.2	364.9	209.3	149.5
Interest expense, net	64.2	76.5	29.8	31.1	40.8
Loss on debt extinguishment (2)	—	—	—	14.9	2.6
Other (income) expense(3)	(9.4)	—	22.8	13.3	6.6

Income before income taxes	290.8	317.7	312.3	150.0	99.5
Provision for income taxes(4)	86.7	85.2	98.2	47.0	34.6

Net income	$204.1	$232.5	$214.1	$103.0	$64.9

Earnings per common share
Basic	$4.82	$5.09	$4.40	$2.19	$1.55
Diluted	$4.71	$4.82	$4.08	$2.09	$1.47
Weighted average common shares outstanding
Basic	42,357,748	45,699,537	48,724,343	47,085,524	41,838,034
Diluted	43,305,725	48,250,329	52,463,694	49,238,436	44,109,153

Other Financial Data:(1)
Capital expenditures	$35.3	$16.1	$18.4	$14.2	$12.1
Net cash provided by operating activities	279.9	262.3	207.1	295.1	21.9
Net cash provided (used) by investing activities	16.4	(48.0)	(555.9)	(291.0)	(46.3)
Net cash (used) provided by financing activities	(265.0)	(212.6)	400.1	(17.0)	30.7

Balance Sheet Data:
Total assets	$2,719.9	$2,858.3	$2,822.0	$1,650.5	$1,356.9
Total debt (including current portion and short-term debt)	1,100.3	1,261.3	1,071.6	383.2	417.6
Long-term obligations(5)	—	—	—	4.3	2.0
Stockholders’ equity	755.1	640.1	803.0	503.1	353.6

(1)	Reflects the impact of acquisitions completed in 2008, 2007, 2006 and 2005.

(2)	Represents charges relating to the write-off of unamortized debt issuance and other costs associated with the early extinguishment of debt.

(3)	In 2008, represents income from the LADD joint venture. See Note 9 to the consolidated financial statements. In 2006 and prior years, represents costs relating to the sale of accounts receivable pursuant to our Receivables Facility. Prior to the amendment and restatement of the Receivables Facility, interest expense and other costs related to the facility were recorded as other expense in the consolidated statement of income. See Note 6 to the consolidated financial statements.

(4)	A benefit of $8.5 million from the reversal of a valuation allowance against the net deferred tax asset in 2007 resulted in an unusually low provision for income taxes. In addition, in 2008, 2007 and 2006 the provision for income taxes includes a tax benefit of $20.1 million, $21.2 million and $10.0 million respectively, from the recapitalization of our Canadian operations.

(5)	Includes amounts due under earnout agreements for past acquisitions.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.
     The following discussion should be read in conjunction with the audited consolidated financial statements and notes thereto included in Item 8 below.
Company Overview
     In 2008, we expanded and strengthened our organization and talent base, completed an acquisition, and executed new initiatives to reduce costs. Our financial results reflect sales growth in our served markets, along with the positive impact of higher commodity prices, favorable exchange rates, hurricane restoration activity and the acquisitions completed in the latter half of 2007. Additionally, in January 2008 we completed a transaction in which we divested 60% of our LADD operations resulting in a joint venture in which we own a 40% interest. Sales increased $107.4 million or 1.8% over the prior year. Last year’s comparable period included sales of $99.6 million related to the LADD operations. Higher commodity prices, favorable exchange rates and hurricane restoration activity also contributed to the higher revenues. Cost of goods sold as a percentage of net sales was 80.3% and 79.6% in 2008 and 2007, respectively. Operating income decreased 12.3% to $345.7 million primarily from the partial divestiture of our LADD operations. The combination of all these factors led to net income of $204.1 million, a decrease of 12.2% over the prior year. Diluted earnings per share was $4.71 in 2008, compared with $4.82 in 2007.
     Our end markets consist of industrial, construction, utility and commercial, institutional and governmental customers. Our sales to these markets can be categorized as stock, direct ship and special order. Stock orders are filled directly from existing inventory and represent approximately 47% of total sales. Approximately 42% of our total sales are direct ship sales. Direct ship sales are typically custom-built products, large orders or products that are too bulky to be easily handled and, as a result, are shipped directly to the customer from the supplier. Special orders are for products that are not ordinarily stocked in inventory and are ordered based on a customer’s specific request. Special orders represent the remainder of total sales.
     We have historically financed our working capital requirements, capital expenditures, acquisitions, share repurchases and new branch openings through internally generated cash flow, borrowings under our credit facilities and funding through our Receivables Facility.
Cash Flow
     We generated $279.9 million in operating cash flow during 2008. Included in this amount was net income of $204.1 million. Investing activities in 2008 included proceeds of $60.0 million related to our recent divestiture, and capital expenditures of $35.3 million. Financing activities during 2008 consisted of borrowings and repayments of $898.9 million and $888.7 million, respectively, related to our revolving credit facility, net repayments of $185.0 million related to our Receivables Facility and stock repurchases of $78.9 million.
Financing Availability
     As of December 31, 2008, we had $119.4 million in total available borrowing capacity under our revolving credit facility, of which $55.9 million is the U.S. sub-facility borrowing limit and $63.5 million, is the Canadian sub-facility borrowing limit. We had $205.0 million available under our Receivables Facility. The revolving credit facility does not mature until November 1, 2013, and the Receivables Facility matures on May 9, 2010. In addition, our 2025 Debentures and 2026 Debentures cannot be redeemed or repurchased until 2010 and 2011, respectively. We increased our cash by $14.0 million to $86.3 million, after taking into account $74.8 million of share repurchases and $35.3 million of capital expenditures. We monitor the depository institutions that hold our cash and cash equivalents on a regular basis, and we believe that we have placed our deposits with creditworthy financial institutions. For further discussions refer to “Liquidity and Capital Resources.”
Outlook
     We believe that acquisitions and improvements in operations and our capital structure made in 2006, 2007 and 2008 have positioned us well for 2009. We continue to see macroeconomic data and input from internal sales management, customers and suppliers that suggest activity levels in our major end markets will be significantly weaker than that experienced in 2008. Despite anticipated weakness, we believe that there are opportunities in all our end markets, and that we are well positioned to participate in these large fragmented markets. Our strong market position, broad portfolio of products and services and extensive information technology platform, combined with our continued focus on margin, productivity improvement, and selling and marketing initiatives, should provide us with a competitive advantage and enable us to perform at an above market rate throughout 2009.
Critical Accounting Policies and Estimates
     Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to supplier programs, bad debts, inventories, insurance costs, goodwill, income taxes, contingencies and litigation. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates. If actual market conditions are less favorable than those projected by management, additional adjustments to reserve items may be required. We believe the following critical accounting policies affect our judgments and estimates used in the preparation of our consolidated financial statements.
     Revenue Recognition
     Revenues are recognized for product sales when title, ownership and risk of loss pass to the customer, or for services when the service is rendered. In the case of stock sales and special orders, a sale occurs at the time of shipment from our distribution point, as the terms of our sales are FOB shipping point. In cases where we process customer orders but ship directly from our suppliers, revenue is recognized once product is shipped and title has passed. For some of our customers, we provide services such as inventory management or other specific support. Revenues are recognized upon evidence of fulfillment of the agreed upon services. In all cases, revenue is recognized once the sales price to our customer is fixed or is determinable and we have reasonable assurance as to the collectibility in accordance with Staff Accounting Bulletin No. 104.
     Allowance for Doubtful Accounts
     We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. We have a systematic procedure using estimates based on historical data and reasonable assumptions of collectibles made at the local branch level and on a consolidated corporate basis to calculate the allowance for doubtful accounts.
     Excess and Obsolete Inventory
     We write down our inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions. A systematic procedure is used to determine excess and obsolete inventory reflecting historical data and reasonable assumptions for the percentage of excess and obsolete inventory on a consolidated basis.
     Supplier Volume Rebates
     We receive rebates from certain suppliers based on contractual arrangements with them. Since there is a lag between actual purchases and the rebates received from the suppliers, we must estimate and accrue the approximate amount of rebates available at a specific date. We record the amounts as other accounts receivable on the balance sheet. The corresponding rebate income is recorded as a reduction of cost of goods sold. The appropriate level of such income is derived from the level of actual purchases made by us from suppliers, in accordance with the provisions of Emerging Issues Task Force (“EITF”) Issue No. 02-16 , Accounting by a Reseller for Cash Consideration Received from a Vendor .
     Goodwill and Indefinite Life Intangible Assets
     We test goodwill and indefinite life intangible assets for impairment annually during the fourth quarter using information available at the end of September, or more frequently when events or circumstances occur indicating that their carrying value may not be recoverable. The evaluation of impairment involves comparing the current fair value of goodwill to the recorded value. We estimate fair value using discounted cash flow analyses, which involves considerable management judgment. Assumptions used for these estimated cash flows are based on a combination of historical results, current internal forecasts, recent economic events and fluctuations in our stock price. For our most significant reporting units, two primary assumptions were an average long-term revenue growth ranging from 2.2% to 6.4% depending on the end market served and a discount rate of 8.0%. Our recent large acquisitions are most sensitive to changes in assumptions.
     A possible indicator of impairment is the relationship of a company’s market capitalization to its book value. As of December 31, 2008 our market capitalization exceeded our book value. The persistence or further acceleration of the recent downturn in global economic conditions and turbulence in financial markets could have a further negative impact on our market capitalization and/or financial performance. We cannot predict certain events that could adversely affect the reported value of goodwill and trademarks, which totaled $900.7 million and $970.6 million at December 31, 2008 and 2007, respectively.
     Intangible Assets
     We account for certain economic benefits purchased as a result of our acquisitions, including customer relations, distribution agreements and trademarks, as intangible assets. Except for trademarks, which have an indefinite life, we amortize intangible assets over a useful life determined by the expected cash flows produced by such intangibles and their respective tax benefits. Useful lives vary between 3 and 19 years, depending on the specific intangible asset.
     Insurance Programs
     We use commercial insurance for auto, workers’ compensation, casualty and health claims as a risk reduction strategy to minimize catastrophic losses. Our strategy involves large deductibles where we must pay all costs up to the deductible amount. We estimate our reserve based on historical incident rates and costs.

     Income Taxes
     We account for income taxes under the provisions of SFAS No. 109, Accounting for Income Taxes, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in our consolidated financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and the tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.
     We record our deferred tax assets at amounts that are expected to be realized. We evaluate future taxable income and potential tax planning strategies in assessing the potential need for a valuation allowance. Should we determine that we would not be able to realize all or part of our deferred tax assets in the future, an adjustment to the deferred tax asset would be charged to income in the period such determination was made.
     We account for uncertainty in income taxes under FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. We frequently review tax issues and positions taken on tax returns to determine the need and amount of contingency reserves necessary to cover any probable audit adjustments.
Convertible Debentures
     Our 2.625% Convertible Senior Debentures due 2025 (the “2025 Debentures”) and 1.75% Convertible Senior Debentures due 2026 (“the 2026 Debentures”) are accounted for pursuant to the provisions of FSP APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement) (“FSP APB 14-1”). FSP APB 14-1 requires an issuer of certain convertible debt instruments to separately account for the liability and equity components of convertible debt instruments in a manner that reflects the issuer’s nonconvertible debt borrowing rate. We utilized an interest rate of 6% for both the 2025 and 2026 Debentures to reflect the non convertible market rate of our offerings upon issuance, which resulted in discounts of $21.3 million and $53.7 million, respectively, to the convertible note balances. The discounts are being amortized to interest expense, using the effective interest method, over a five year period.
     Stock-Based Compensation
     Our stock-based employee compensation plans are comprised of fixed non-qualified stock options and stock-settled stock appreciation rights. Beginning January 1, 2006, we adopted SFAS No. 123 (revised 2004) (“SFAS 123R”), Share-Based Payment, using the modified prospective method. Stock options awarded prior to 2006 were accounted for using the measurement provisions of SFAS No. 123 (“SFAS 123”), Accounting for Stock-Based Compensation.
     Under SFAS 123R, compensation cost for all stock-based awards is measured at fair value on date of grant and compensation cost is recognized, net of estimated forfeitures, over the service period for awards expected to vest. The fair value of stock-based awards is determined using the Black-Scholes valuation model. Expected volatilities are based on historical volatility of our common stock. We estimate the expected life of the option or stock settled appreciation right using historical data pertaining to option exercises and employee terminations. The risk-free rate is based on the U.S. Treasury yields in effect at the time of grant. The forfeiture assumption is based on our historical employee behavior, which we review on an annual basis. No dividends are assumed.
Results of Operations
     The following table sets forth the percentage relationship to net sales of certain items in our consolidated statements of income for the periods presented.

	Year Ended December 31
	2008	2007	2006

Net sales	100.0%	100.0%	100.0%
Cost of goods sold	80.3	79.6	79.6
Selling, general and administrative expenses	13.7	13.2	13.0
Depreciation and amortization	0.4	0.6	0.5

Income from operations	5.6	6.6	6.9
Interest expense	1.0	1.3	0.6
Other (income) expense	(0.2)	0.0	0.4

Income before income taxes	4.8	5.3	5.9
Provision for income taxes	1.4	1.4	1.9

Net income	3.4%	3.9%	4.0%

2008 Compared to 2007
     Net Sales. Sales in 2008 increased 1.8% to $6,110.8 million, compared with $6,003.5 million in 2007, primarily as a result of higher commodity prices, acquisitions completed in the second half of 2007, favorable exchange rates, and hurricane restoration activity. These increases were partially offset by the absence of $99.6 million of sales recognized in 2007 for the LADD operations.
     Cost of Goods Sold. Cost of goods sold increased 2.6% in 2008 to $4,904.2 million, compared with $4,781.3 million in 2007 and cost of goods sold as a percentage of net sales was 80.3% in 2008 versus 79.6% in 2007. The cost of goods sold percentage increased due to the divestiture of the LADD operations, lower stock margins and a higher mix of direct ship sales.
     Selling, General and Administrative (“SG&A”) Expenses. SG&A expenses include costs associated with personnel, shipping and handling, travel, advertising, facilities, utilities and bad debts. SG&A expenses increased by $43.1 million, or 5.5%, to $834.3 million in 2008. As a percentage of net sales, SG&A expenses increased to 13.7% of sales, compared with 13.2% in 2007, reflecting an increase in sales personnel, recent acquisitions, the increase in bad debt expense, the impact of foreign currency transactions, and the loss recognized for the divestiture of our LADD operations. SG&A payroll expenses for 2008 of $563.1 million increased by $9.7 million compared to 2007. Contributing to the increase in payroll expenses was the increase in salaries and wages of $15.1 million partially offset by the decrease in temporary labor costs of $4.0 million and the decrease in healthcare and benefit costs of $2.7 million due to the decrease in discretionary benefit costs. Other SG&A payroll related costs increased by $1.3 million. Bad debt expense increased to $10.1 million in 2008, compared with $2.2 million for 2007, due to an increase in customer defaults and collection issues. Included in this year’s SG&A expenses were charges of $4.1 million for foreign currency transactions and $3.0 million for the partial sale of the LADD operations. Last years comparable period included a gain of $7.2 million related to foreign currency transactions. Rent and insurance increased by $5.7 million in 2008 to $49.2 million primarily as a result of one-time costs incurred related to branch closures.
     Depreciation and Amortization. Depreciation and amortization decreased $10.0 million to $26.7 million in 2008, compared with $36.7 million in 2007. The decrease in depreciation and amortization related to the LADD divestiture was $6.2 million. The remaining decrease is primarily due to a change in the depreciation policy for internally developed software.
     Income from Operations. Income from operations decreased by $48.6 million, or 12.3%, to $345.7 million in 2008, compared with $394.2 million in 2007. The decrease in operating income was primarily attributable to the recent divestiture.
     Interest Expense. Interest expense totaled $64.2 million in 2008, compared with $76.5 million in 2007, a decrease of 16.1%. Interest expense was impacted by the reduction in interest rates and the decrease in debt. The retrospective application of the provisions of FSP APB 14-1 as of January 1, 2009 resulted in non-cash interest expense of $14.1 million in 2008 and $13.3 million in 2007.
     Other Income. Other income totaled $9.4 million for 2008. As a result of selling a majority interest in our LADD operations, the investment in the new joint venture is accounted for on an equity basis, and earnings are reported as other income in the consolidated statement of income. There was no “other income” recorded in 2007.
     Income Taxes. Our effective income tax rate increased to 29.8% in 2008, compared with 26.8% in 2007, primarily as a result of a one-time benefit recognized in 2007 related to the reversal of a valuation allowance against deferred tax assets for tax net operating loss carryforwards.
     Net Income. Net income and diluted earnings per share on a consolidated basis totaled $204.1 million and $4.71 per share, respectively, in 2008, compared with $232.5 million and $4.82 per share, respectively, in 2007.
2007 Compared to 2006
     Net Sales. Sales in 2007 increased 12.8% to $6,003.5 million, compared with $5,320.6 million in 2006, primarily as a result of acquisitions and sales productivity initiatives. Sales from our recent acquisitions were $599.1 million and accounted for the majority of the sales increase. Sales in 2007 also benefited from favorable foreign currency exchange rates.
     Cost of Goods Sold. Cost of goods sold increased 12.9% in 2007 to $4,781.3 million, compared with $4,234.1 million in 2006 and cost of goods sold as a percentage of net sales was 79.6% in 2007 and 2006. The cost of goods sold was positively impacted by lower cost of goods sold as a percentage of net sales from the acquisition completed in the fourth quarter of 2006, offset by an unfavorable sales mix and the absence of $18.4 million of commodity based pricing inventory benefits realized in last year’s comparable period.
     Selling, General and Administrative Expenses. SG&A expenses include costs associated with personnel, shipping and handling, travel, advertising, facilities, utilities and bad debts. SG&A expenses increased by $98.3 million, or 14.2%, to $791.1 million in 2007. As a percentage of net sales, SG&A expenses increased to 13.2% of sales, compared with 13.0% in 2006, reflecting the impact of the recent acquisitions and a legal settlement in the first quarter of 2007, partially offset by foreign currency transaction gains. SG&A payroll expenses for 2007 of $553.4 million increased by $59.6 million compared to 2006, which in the aggregate was less than the $60.0 million increase that resulted from the recent acquisitions. Contributing to the remaining change in payroll expenses was the decrease in temporary labor costs of $4.0 million, the decrease in healthcare and benefit costs of $3.0 million driven by the decrease in discretionary benefit costs, and the decrease in other SG&A related payroll expenses of $0.5 million. These decreases were offset by an increase in salaries and variable commission costs of $4.4 million and an increase in stock-based compensation costs of $2.7 million. Bad debt expense decreased to $2.2 million in 2007, compared with $3.8 million for 2006, reflecting increased scrutiny relative to credit advances and the account receivable collection process. Shipping and handling expenses included in SG&A expenses was $62.0 million in 2007, compared with $48.9 million in 2006. The $13.1 million increase in shipping and handling expenses was due to the recent acquisitions and the continued increase in transportation and fuel costs.
     Depreciation and Amortization. Depreciation and amortization increased $8.1 million to $36.8 million in 2007, compared with $28.7 million in 2006. The increase in depreciation and amortization related to acquisitions completed in 2006 and 2007 was $5.7 million. Depreciation from operations excluding acquisitions, increased by $2.4 million compared to 2006 primarily as a result of increased capital expenditures.
     Income from Operations. Income from operations increased by $29.2 million, or 8.0%, to $394.2 million in 2007, compared with $365.0 million in 2006. The increase in operating income was primarily attributable to higher sales, cost containment initiatives and foreign currency transaction gains.
     Interest Expense. Interest expense totaled $76.5 million in 2007, compared with $29.8 million in 2006, an increase of 157%. This increase is primarily due to the amendment and restatement of the Receivables Facility in December 2006, which required the reclassification of expenses related to the facility. Prior to December 2006, interest expense and other costs related to the Receivables Facility were recorded as other expense in the consolidated statement of income. Interest expense and other costs related to the Receivables Facility totaled $28.3 million in 2007, compared to $22.8 million in 2006. The 24.1% increase was primarily attributable to elevated borrowings under the Receivable Facility to fund our share repurchase program. Also contributing to the increase in interest expense was the increase in borrowings under the revolving credit facility to fund the share repurchase program, the issuance of the 2026 Debentures in November 2006, and the increase in interest rates. The retrospective application of the provisions of FSP APB 14-1 as of January 1, 2009 resulted in non-cash interest expense of $13.3 million in 2007 and $5.2 million in 2006.
     Other Expenses. There was no “other expense” recorded in 2007, a decrease of $22.8 million from last year’s comparable period. As mentioned above, costs associated with the Receivables Facility are no longer classified as other expense.
     Income Taxes. Our effective income tax rate decreased to 26.8% in 2007, compared with 31.4% in 2006, primarily as a result of a one time benefit related to the reversal of a valuation allowance against deferred tax assets for tax net operating loss carryforwards. Also contributing to the decrease were non-recurring benefits related to export tax incentives and a change in foreign deferred income taxes.
     Net Income. Net income and diluted earnings per share on a consolidated basis totaled $232.5 million and $4.82 per share, respectively, in 2007, compared with $214.2 million and $4.08 per share, respectively, in 2006.
Liquidity and Capital Resources
     Total assets were $2.7 billion at December 31, 2008, compared to approximately $2.9 billion at December 31, 2007. The $138.4 million decrease in total assets was principally attributable to the LADD divestiture and the decrease in accounts receivable and inventory due to the decrease in sales activity during the latter half of the fourth quarter. Total liabilities at December 31, 2008 compared to December 31, 2007 decreased by $253.4 million to $2.0 billion. Contributing to the decrease in total liabilities was the decrease in short-term and long-term debt of $161.0 million; a decrease in accounts payable of $54.5 million due to reduced purchasing activity; and a decrease in bank overdrafts of $28.6 million. Stockholders’ equity increased by 18.0% to $755.1 million at December 31, 2008, compared with $640.1 million at December 31, 2007, primarily as a result of net earnings of $204.1 million and benefits of $16.9 million from the exercise of stock options and $12.9 million from stock-based compensation expense. These increases were partially offset by stock repurchases, which totaled $74.8 million for 2008 and foreign currency translation adjustments of $44.2 million.

The following table sets forth our outstanding indebtedness:

	As of December 31,
	2008	2007
	(In thousands)
Accounts receivable securitization facility	$295,000	$480,000
Mortgage financing facility	42,275	43,638
Revolving credit facility	197,500	187,300
7.50% Senior Subordinated Notes due 2017	150,000	150,000
2.625% Convertible Senior Debentures due 2025, less debt discount of $8,121 and $12,438 in 2008 and 2007, respectively	141,879	137,562
1.75% Convertible Senior Debentures due 2026, less debt discount of $32,380 and $42,575 in 2008 and 2007, respectively	267,620	257,425
Acquisition related notes	438	552
Capital leases	5,538	4,797

Total debt	1,100,250	1,261,274
Less current portion	(3,823)	(2,676)
Less short-term debt	(295,000)	(502,300)

Total long-term debt	$801,427	$756,298

The required annual principal repayments for all long-term debt as of December 31, 2008 is set forth in the following table:

(In thousands)
2010	$3,434
2011	2,939
2012	2,075
2013	233,430
Thereafter	600,050

Total payments on debt	841,928
Debt discount on convertible debentures	(40,501)

Total long-term debt	$801,427

     Our liquidity needs arise from fluctuations in our working capital requirements, capital expenditures, share repurchases, acquisitions and debt service obligations. As of December 31, 2008, we had $119.4 million in available borrowing capacity under our revolving credit facility, which combined with our $205.0 million of available borrowing capacity under our Receivables Facility and our invested cash provides us with liquidity of $382.2 million. We believe cash provided by operations and financing activities will be adequate to cover our current operational and business needs.
     The worldwide financial turmoil has had significant impacts on global credit markets. We communicate on a regular basis with our lenders regarding our financial and working capital performance and liquidity position. We are in compliance with all covenants and restrictions contained in our debt agreements as of December 31, 2008. In addition, in October of 2008 Moody’s Investor Services and Standard & Poor’s affirmed our credit ratings and stable outlook.
     Over the next several quarters we expect to maintain working capital productivity, and it is expected that excess cash will be directed primarily at debt reduction. Our near term focus will be on our cost structure, right sizing of the business and maintaining ample liquidity and credit availability. We anticipate capital expenditures to decrease in 2009 by approximately $19.0 million from 2008 capital expenditures of $35.3 million. We believe our balance sheet and ability to generate ample cash flow provides us with a durable business model and should allow us to fund expansion needs and growth initiatives in this time of economic contraction while maintaining targeted levels of leverage. To the extent that operating cash flow is materially lower than current levels or external financing sources are not available on terms competitive with those currently available, including increases in interest rates, future liquidity may be adversely affected.

We finance our operating and investing needs as follows:
Accounts Receivable Securitization Facility
     We maintain a $500 million Receivables Facility that has a three year term and is subject to renewal in May 2010. Under the Receivables Facility, we sell, on a continuous basis, an undivided interest in all domestic accounts receivable to WESCO Receivables Corporation, a wholly owned SPE. The SPE sells, without recourse, a senior undivided interest in the receivables to third-party conduits and financial institutions for cash while maintaining a subordinated undivided interest in a portion of the receivables, in the form of overcollateralization. We have agreed to continue servicing the sold receivables for the third-party conduits and financial institutions at market rates; accordingly, no servicing asset or liability has been recorded.
     Prior to December 2006, we accounted for transfers of receivables pursuant to the Receivables Facility as a “sale” and removed them from the consolidated balance sheet. In December 2006, the Receivables Facility was amended and restated such that we effectively maintain control of receivables transferred pursuant to the Receivables Facility; therefore the transfers no longer qualify for “sale” treatment under SFAS No. 140. As a result, all transfers are accounted for as secured borrowings and the receivables sold pursuant to the Receivables Facility are included on the balance sheet as trade receivables, along with our retained subordinated undivided interest in those receivables. In accordance with EITF 02-09, Accounting for Changes that Result in a Transferor Regaining Control of Financial Assets Sold, we recognized a pre-tax gain of $2.4 million during the first quarter of 2007.
     As of December 31, 2008 and 2007, accounts receivable eligible for securitization totaled approximately $602.9 million and $604.0 million, respectively. The consolidated balance sheets as of December 31, 2008 and 2007 reflect $295.0 million and $480.0 million, respectively, of account receivable balances legally sold to third parties, as well as the related borrowings for equal amounts. The outstanding borrowings are classified as short-term debt in the consolidated balance sheet because under certain conditions the third party conduits and financial institutions may require us to repay all or a portion of the outstanding amount. We are in the process of reviewing the Receivables Facility with the expectation of renewing the current facility with an amended and restated facility with a three-year term.
     Prior to the amendment and restatement, interest expense and other costs related to the Receivables Facility were recorded as other expense in the consolidated statement of income. At December 31, 2008, the interest rate on borrowings under this facility was approximately 3.3%.
Mortgage Financing Facility
     In 2003, we finalized a mortgage financing facility of $51.0 million, $42.3 million of which was outstanding as of December 31, 2008. Total borrowings under the mortgage financing facility are subject to a 22-year amortization schedule, with a balloon payment due at the end of the 10-year term. The interest rate on borrowings under this facility is fixed at 6.5%.
Revolving Credit Facility
     At December 31, 2008, the aggregate borrowing capacity under our revolving credit facility was $375 million. The revolving credit facility consists of two separate sub-facilities: (i) a U.S. sub-facility and (ii) a Canadian sub-facility and includes a letter of credit sub-limit of up to $55 million. The facility matures on November 1, 2013 and is collateralized by the inventory of WESCO Distribution and the inventory and accounts receivable of WESCO Distribution Canada, L.P. WESCO Distribution’s obligations under the revolving credit facility have been guaranteed by WESCO International and by certain of WESCO Distribution’s subsidiaries.
     Availability under the facility is limited to the amount of eligible U.S. and Canadian inventory and Canadian receivables applied against certain advance rates. Depending upon the amount of excess availability under the facility, interest is calculated at LIBOR plus a margin that ranges between 1.0% and 1.75% or at the Index Rate (prime rate published by the Wall Street Journal) plus a margin that ranges between (0.25%) and 0.50%. As long as the average daily excess availability for both the preceding and projected succeeding 90-day period is greater than $50 million, we would be permitted to make acquisitions and repurchase outstanding public stock and bonds.
     The above permitted transactions would also be allowed if such excess availability is between $25 million and $50 million and our fixed charge coverage ratio, as defined by the revolving credit agreement, is at least 1.25 to 1.0 after taking into consideration the permitted transaction. Additionally, if excess availability under the revolving credit facility is less than $60 million, then we must maintain a fixed charge coverage ratio of 1.1 to 1.0. At December 31, 2008, the interest rate was 1.7%. We were in compliance with all covenants and restrictions as of December 31, 2008.
     During 2008, we borrowed $898.9 million in the aggregate under the revolving credit facility and made repayments in the aggregate amount of $888.7 million. During 2007, aggregate borrowings and repayments were $891.4 million and $801.1 million, respectively. At December 31, 2008, we had an outstanding balance under the facility of $197.5 million. We had $119.4 million available under the facility at December 31, 2008, after giving effect to outstanding letters of credit, as compared to $146.2 million at December 31, 2007.

7.50% Senior Subordinated Notes due 2017
     At December 31, 2008, $150 million in aggregate principal amount of the 2017 Notes was outstanding. The 2017 Notes were issued by WESCO Distribution under an indenture dated as of September 27, 2005, with The Bank of New York, as successor to J.P. Morgan Trust Company, National Association, as trustee, and are unconditionally guaranteed on an unsecured senior basis by WESCO International, Inc. The 2017 Notes accrue interest at the rate of 7.50% per annum and are payable in cash semi-annually in arrears on each April 15 and October 15.
     At any time on or after October 15, 2010, WESCO Distribution may redeem all or a part of the 2017 Notes. Between October 15, 2010 and October 14, 2011, WESCO Distribution may redeem all or a part of the 2017 Notes at a redemption price equal to 103.75% of the principal amount. Between October 15, 2011 and October 14, 2012, WESCO Distribution may redeem all or a part of the 2017 Notes at a redemption price equal to 102.50% of the principal amount. On and after October 15, 2013, WESCO Distribution may redeem all or a part of the 2017 Notes at a redemption price equal to 100% of the principal amount.
     If WESCO Distribution undergoes a change of control prior to maturity, holders of 2017 Notes will have the right, at their option, to require WESCO Distribution to repurchase for cash some or all of their 2017 Notes at a repurchase price equal to 101% of the principal amount of the 2017 Notes being repurchased, plus accrued and unpaid interest to, but not including, the repurchase date.
2.625% Convertible Senior Debentures due 2025
     Proceeds of $150 million were received in connection with the issuance of the 2025 Debentures by WESCO International under an indenture dated as of September 27, 2005 with The Bank of New York, as successor to J.P. Morgan Trust Company, National Association, as Trustee, and are unconditionally guaranteed on an unsecured senior subordinated basis by WESCO Distribution. We have retrospectively applied the provisions of FSP APB 14-1, which was adopted on January 1, 2009, to the 2025 Debentures. We utilized an interest rate of 6% to reflect the non convertible market rate of our offering upon issuance, which resulted in a $21.3 million discount to the 2025 Debentures balance and a net increase in additional capital of $12.3 million. In addition, financing costs related to the issuance of the 2025 Debentures were allocated between the debt and equity components. We are amortizing the debt discount over a five year period starting from the date of issuance. Non-cash interest expense of $4.2 million and $3.9 million was recorded for the years ended December 31, 2008 and 2007, respectively.
     While the 2025 Debentures accrue interest at an effective interest rate of 6% (as described above), the coupon interest rate of 2.625% per annum is payable in cash semi-annually in arrears on each April 15 and October 15. Beginning with the six-month interest period commencing October 15, 2010, we also will pay contingent interest in cash during any six-month interest period in which the trading price of the 2025 Debentures for each of the five trading days ending on the second trading day immediately preceding the first day of the applicable six-month interest period equals or exceeds 120% of the principal amount of the 2025 Debentures. During any interest period when contingent interest shall be payable, the contingent interest payable per $1,000 principal amount of 2025 Debentures will equal 0.25% of the average trading price of $1,000 principal amount of the 2025 Debentures during the five trading days immediately preceding the first day of the applicable six-month interest period. As defined in SFAS No. 133, Accounting for Derivative Instruments and Hedge Activities, the contingent interest feature of the 2025 Debentures is an embedded derivate that is not considered clearly and closely related to the host contract. The contingent interest component had no significant value at December 31, 2008 or December 31, 2007.
     The 2025 Debentures are convertible into cash and, in certain circumstances, shares of the Company’s common stock at any time on or after October 15, 2023, or prior to October 15, 2023 in certain circumstances. The 2025 Debentures will be convertible based on an initial conversion rate of 23.8872 shares of common stock per $1,000 principal amount of the 2025 Debentures (equivalent to an initial conversion price of approximately $41.86 per share). The conversion rate and the conversion price may be adjusted under certain circumstances.
     At any time on or after October 15, 2010, we may redeem all or part of the 2025 Debentures at a redemption price equal to 100% of the principal amount of the 2025 Debentures plus accrued and unpaid interest (including contingent interest and additional interest, if any) to, but not including, the redemption date. Holders of 2025 Debentures may require us to repurchase all or a portion of their 2025 Debentures on October 15, 2010, October 15, 2015 and October 15, 2020 at a cash repurchase price equal to 100% of the principal amount of the 2025 Debentures, plus accrued and unpaid interest (including contingent interest and additional interest, if any) to, but not including, the repurchase date. If we undergo certain fundamental changes, as defined in the indenture governing the 2025 Debentures, prior to maturity, holders of 2025 Debentures will have the right, at their option, to require us to repurchase for cash some or all of their 2025 Debentures at a repurchase price equal to 100% of the principal amount of the 2025 Debentures being repurchased, plus accrued and unpaid interest (including contingent interest and additional interest, if any) to, but not including, the repurchase date.
1.75% Convertible Senior Debentures due 2026
     Proceeds of $300 million were received in connection with the issuance of the 2026 Debentures by WESCO International under an indenture dated as of November 2, 2006 with The Bank of New York, as Trustee, and are unconditionally guaranteed on an unsecured senior subordinated basis by WESCO Distribution. We have retrospectively applied the provisions of FSP APB 14-1, which was adopted on January 1, 2009, to the 2026 Debentures. We utilized an interest rate of 6% to reflect the non convertible market rate of our offering upon issuance, which resulted in a $53.7 million discount to the 2026 Debentures balance and a net increase in additional capital of $31.2 million. In addition, financing costs related to the issuance of the 2026 Debentures were allocated between the debt and equity components. We are amortizing the debt discount over a five year period starting from the date of issuance. Non-cash interest expense of $9.9 million and $9.3 million was recorded for the years ended December 31, 2008 and 2007, respectively.
     While the 2026 Debentures accrue interest at an effective interest rate of 6% (as described above), the coupon interest rate of 1.75% per annum is payable in cash semi-annually in arrears on each May 15 and November 15. Beginning with the six-month interest period commencing November 15, 2011, we also will pay contingent interest in cash during any six-month interest period in which the trading price of the 2026 Debentures for each of the five trading days ending on the second trading day immediately preceding the first day of the applicable six-month interest period equals or exceeds 120% of the principal amount of the 2026 Debentures. During any interest period when contingent interest shall be payable, the contingent interest payable per $1,000 principal amount of 2026 Debentures will equal 0.25% of the average trading price of $1,000 principal amount of the 2026 Debentures during the five trading days immediately preceding the first day of the applicable six-month interest period. As defined in SFAS No. 133, Accounting for Derivative Instruments and Hedge Activities, the contingent interest feature of the 2026 Debentures is an embedded derivate that is not considered clearly and closely related to the host contract. The contingent interest component had no significant value at December 31, 2008 or December 31, 2007.
     The 2026 Debentures are convertible into cash and, in certain circumstances, shares of the Company’s common stock, $0.01 par value, at any time on or after November 15, 2024, or prior to November 15, 2024 in certain circumstances. The 2026 Debentures will be convertible based on an initial conversion rate of 11.3437 shares of common stock per $1,000 principal amount of the 2026 Debentures (equivalent to an initial conversion price of approximately $88.15 per share). The conversion rate and the conversion price may be adjusted under certain circumstances.
     At any time on or after November 15, 2011, we may redeem all or a part of the 2026 Debentures at a redemption price equal to 100% of the principal amount of the 2026 Debentures plus accrued and unpaid interest (including contingent interest and additional interest, if any) to, but not including, the redemption date. Holders of 2026 Debentures may require us to repurchase all or a portion of their 2026 Debentures on November 15, 2011, November 15, 2016 and November 15, 2021 at a cash repurchase price equal to 100% of the principal amount of the 2026 Debentures, plus accrued and unpaid interest (including contingent interest and additional interest, if any) to, but not including, the repurchase date. If we undergo certain fundamental changes, as defined in the indenture governing the 2026 Debentures, prior to maturity, holders of 2026 Debentures will have the right, at their option, to require us to repurchase for cash some or all of their 2026 Debentures at a repurchase price equal to 100% of the principal amount of the 2026 Debentures being repurchased, plus accrued and unpaid interest (including contingent interest and additional interest, if any) to, but not including, the repurchase date.
Covenant Compliance
     We were in compliance with all relevant covenants contained in our debt agreements as of December 31, 2008.
Cash Flow
     An analysis of cash flows for 2008 and 2007 follows:
     Operating Activities. Cash provided by operating activities for 2008 totaled $279.9 million, compared with $262.3 million of cash generated in 2007. The increased level of cash flow is primarily attributable to net income of $204.1 million and adjustments to net income totaling $44.2; a decrease in accounts receivable and inventory of $28.4 million and $26.5 million, respectively, resulting from the decrease in sales activity during the latter half of the fourth quarter; a reduction in prepaid and other current assets of $7.6 million; and an increase in other current and noncurrent liabilities of $0.8 million. Primary uses of cash in 2008 were $31.2 million for the decrease in accounts payable due to the decrease in sales activity and $0.6 million for the decrease in accrued payroll and benefit costs. In 2007, primary sources of cash were net income of $232.5 million and adjustments to net income totaling $56.9 million; an increase in accounts payable of $19.4 million, resulting from the increase in the cost of sales; an increase in other current and noncurrent liabilities of $4.8 million; and a reduction in trade and other receivables of $4.5 million. Cash used by operating activities in 2007 included $33.6 million for the increase in inventory; $19.7 million for the decrease in accrued payroll and benefit costs; and $2.6 million for the increase in prepaid and other current assets.
     Investing Activities. Net cash provided by investing activities in 2008 was $16.4 million, compared with $48.0 million of net cash used in 2007. Included in 2008 were proceeds of $60.0 million for the partial divestiture of the LADD operations, and proceeds of $3.8 million for the sale of assets. Capital expenditures were $35.3 million and $16.1 million in 2008 and 2007, respectively. The increase in capital expenditures in 2008 is primarily due to facility and information technology improvements. In addition, expenditures of $12.1 million and $32.4 million in 2008 and 2007, respectively, were made pursuant to acquisition purchase agreements.
     Financing Activities. Net cash used by financing activities in 2008 was $265.0 million, compared with $212.6 million of net cash used in 2007. During 2008, borrowings and repayments of long-term debt of $898.9 million and $888.7 million, respectively, were made to our revolving credit facility. Borrowings and repayments of $130.0 million and $315.0 million respectively, were applied to our Receivables Facility, and there were repayments of $1.4 million to our mortgage financing facility. During 2007, borrowings and repayments of long-term debt of $891.4 million and $801.1 million, respectively, were made to our revolving credit facility. Borrowings and repayments of $134.5 million and $45.0 million, respectively, were applied to our Receivables Facility, and there were repayments of $1.3 million to our mortgage financing facility. In addition, during 2008 and 2007, we purchased shares of our common stock under our share repurchase plan for approximately $74.8 million and $430.6 million, respectively. The exercise of stock-based compensation arrangements resulted in proceeds of $10.7 million and $6.0 million in 2008 and 2007, respectively.
Contractual Cash Obligations and Other Commercial Commitments
     The following summarizes our contractual obligations, including interest, at December 31, 2008 and the effect such obligations are expected to have on liquidity and cash flow in future periods.

		2010 to	2012 to	2014 —
	2009	2011	2013	After	Total
	(In millions)

Contractual cash obligations (including interest):
Long-term debt, excluding debt discount of $40.5	—	6.4	235.5	600.1	842.0
Current and short-term debt	298.8	—	—	—	298.8
Interest on indebtedness(1)	33.9	49.7	49.5	160.4	293.5
Non-cancelable operating and capital leases	38.6	51.5	20.7	13.8	124.6
Other acquisition notes	0.1	0.3	0.1	—	0.5
Acquisition agreements	0.3	0.1	0.1	—	0.5
Severance charges	1.1	—	—	—	1.1

Total contractual cash obligations	$372.8	$108.0	$305.9	$774.3	$1,561.0

(1)	Interest on the variable rate debt was calculated using the rates and balances outstanding at December 31, 2008.
     Purchase orders for inventory requirements and service contracts are not included in the table above. Generally, our purchase orders and contracts contain clauses allowing for cancellation. We do not have significant agreements to purchase material or goods that would specify minimum order quantities. Also, we do not consider obligations to taxing authorities to be contractual obligations requiring disclosure due to the uncertainty surrounding the ultimate settlement and timing of these obligations. As such, we have not included $10.8 million of such liability in the table above.
Inflation
     The rate of inflation, as measured by changes in the consumer price index, did not have a material effect on our sales or operating results during the periods presented. However, inflation in the future could affect our operating costs. Overall, price changes from suppliers have historically been consistent with inflation and have not had a material impact on the results of operations. In recent years, prices of certain commodities have increased much faster than inflation. In most cases we have been able to pass through a majority of these increases to customers.
Seasonality
     Our operating results are not significantly affected by seasonal factors. Sales during the first quarter are generally less than 2% below the sales of the remaining three quarters due to a reduced level of activity during the winter months of January and February. Sales typically increase beginning in March with slight fluctuations per month through December.
Impact of Recently Issued Accounting Standards
     In September 2006, the Financial Accounting Standards Board (the “FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements (“SFAS 157”) which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This statement applies whenever other accounting standards require or permit assets or liabilities to be measured at fair value but does not expand the use of fair value to new accounting transactions and does not apply to pronouncements that address share-based payment transactions. On February 12, 2008, the FASB issued FASB Staff Position (“FSP”) SFAS No. 157-2, Effective Date of SFAS No. 157. The FSP amends SFAS 157 to delay the effective date of SFAS 157 for all nonfinancial assets and liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (that is, at least annually) to fiscal years beginning after November 15, 2008. Except for the delay for nonfinancial assets and liabilities, SFAS 157 was effective for fiscal years beginning after November 15, 2007. Consistent with its requirements, we adopted SFAS 157 for our financial assets and liabilities on January 1, 2008. Our financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, bank overdrafts and debt. We believe that the recorded values of our financial instruments, except for debt, approximate fair value because of their nature and respective duration. The partial adoption of SFAS 157 did not impact our financial position, results of operations, or cash flows. Nonfinancial assets and liabilities for which we have not applied the provisions of SFAS 157 include those measured at fair value in goodwill and indefinite lived intangible asset impairment testing, and assets acquired and liabilities assumed in a business combination. We have not yet conclusively determined the impact that the implementation of SFAS 157 will have on our non-financial assets and liabilities; however, we do not anticipate that it will have a significant impact on our financial position, results of operations or cash flows. In the event that we acquire a new business or have an impairment issue related to goodwill or indefinite lived intangible assets, the determination of fair value of the assets and liabilities will be subject to SFAS 157.
     In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (“SFAS 141R”) which establishes additional principles and requirements for how the acquirer in a business combination recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree at the acquisition date fair value. SFAS 141R is designed to improve the relevance, representational faithfulness and comparability of the financial information that a reporting entity provides in its financial reports about a business combination and its effects. SFAS 141R applies prospectively to business combinations for which the acquisition date is in or after the beginning of the first annual reporting period beginning after December 15, 2008. Aside from the execution of a significant acquisition, we do not anticipate that the adoption of SFAS 141R will have an impact on our financial position, results of operations or cash flows.
     In April 2008, the FASB issued FSP No. FAS 142-3, Determination of the Useful Life of Intangible Assets (“FSP FAS 142-3”) which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, Goodwill and Other Intangible Assts (“SFAS 142”), and requires additional disclosure. The objective of FSP FAS 142-3 is to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS 141R and other generally accepted accounting principles. FSP FAS 142-3 is effective for fiscal years beginning after December 15, 2008 and shall be applied prospectively to intangible assets acquired after the effective date. We do not anticipate that the adoption of FSP FAS 142-3 will have an impact on our financial position, results of operations or cash flows.
Item 7A. Quantitative and Qualitative Disclosures about Market Risks.
Foreign Currency Risks
     Approximately 90% of our sales are denominated in U.S. dollars and are primarily from customers in the United States. As a result, currency fluctuations are currently not material to our operating results. We do have foreign subsidiaries located in North America, Europe, Asia and Australia and may establish additional foreign subsidiaries in the future. Accordingly, we may derive a more significant portion of our sales from international operations, and a portion of these sales may be denominated in foreign currencies. As a result, our future operating results could become subject to fluctuations in the exchange rates of those currencies in relation to the U.S. dollar. Furthermore, to the extent that we engage in international sales denominated in U.S. dollars, an increase in the value of the U.S. dollar relative to foreign currencies could make our products less competitive in international markets. We have monitored and will continue to monitor our exposure to currency fluctuations.
Interest Rate Risk
     Fixed Rate Borrowings: Approximately 57% of our debt portfolio is comprised of fixed rate debt. At various times, we have refinanced our debt to mitigate the impact of interest rate fluctuations. In 2005, we issued $150 million aggregate principal amount of our 2017 Notes at 7.5% and received $150 million in aggregate proceeds for our 2025 Debentures at 2.625% (an initial principal balance of $128.7 million with the debt discount of $21.3 million computed pursuant to the provisions of FSP APB 14-1, resulting in an effective fixed rate of 6%). In 2006, we issued additional fixed rate debt and received $300 million in aggregate proceeds from the issuance of our 2026 Debentures at 1.75% (an initial principal balance of $246.3 million with the debt discount of $53.7 million computed pursuant to the provisions of FSP APB 14-1, resulting in an effective fixed rate of 6%). As these borrowings were issued at fixed rates, interest expense would not be impacted by interest rate fluctuations, although market value would be. The aggregate fair value of these debt instruments was $391.2 million at December 31, 2008. Interest expense on our other fixed rate debt also would not be impacted by changes in market interest rates, and for this debt, fair value approximated carrying value (see note 6 to the consolidated financial statements).
     Floating Rate Borrowings: Our variable rate borrowings at December 31, 2008 of $492.5 million include $295.0 million from the Receivables Facility and $197.5 million from the revolving credit facility. The fair value of these debt instruments at December 31, 2008 was approximately $284.4 million and $175.1 million, respectively. We borrow under our revolving credit facility for general corporate purposes, including working capital requirements and capital expenditures. During 2008, our average daily borrowing under the facility was $126.6 million. Borrowings under our facility bear interest at the applicable LIBOR or base rate and therefore we are subject to fluctuations in interest rates. Additionally, we borrow under our Receivables Facility, which bears interest at the 30 day commercial paper rate plus applicable margin. A 100 basis point increase or decrease in interest rates would not have a significant impact on future earnings under our current capital structure.

Item 8. Financial Statements and Supplementary Data.
     The information required by this item is set forth in our Consolidated Financial Statements contained in below. Specific financial statements can be found at the pages listed below:

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholders of WESCO International, Inc.,
In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows present fairly, in all material respects, the financial position of WESCO International, Inc. and its subsidiaries at December 31, 2008 and December 31, 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule (not presented herein) listed in the index appearing under Item 15(a)(2) of the Company’s 2008 Annual Report on Form 10-K presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting (not presented herein) appearing under Item 9A of the Company’s 2008 Annual Report on Form 10-K. Our responsibility is to express opinions on these financial statements, on the financial statement schedule, and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
As discussed in Notes 2 and 6 to the consolidated financial statements, the Company changed the manner in which it accounts for certain convertible debt instruments effective January 1, 2009.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
/s/ PricewaterhouseCoopers LLP
Pittsburgh, Pennsylvania
February 20, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in accounting for convertible debt instruments discussed in Notes 2 and 6 as to which the date is July 27, 2009.

WESCO INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31
	2008	2007
	(Dollars in thousands,
	except share data)
Assets
Current Assets:
Cash and cash equivalents	$86,338	$72,297
Trade accounts receivable, net of allowance for doubtful accounts of $19,665 and $17,418 in 2008 and 2007, respectively (Note 6)	791,356	844,514
Other accounts receivable	42,758	44,783
Inventories, net	605,678	666,027
Current deferred income taxes (Note 10)	2,857	4,026
Income taxes receivable	18,661	38,793
Prepaid expenses and other current assets	10,015	10,059

Total current assets	1,557,663	1,680,499
Property, buildings and equipment, net (Note 5)	119,223	104,119
Intangible assets, net (Note 3)	88,689	133,791
Goodwill (Note 3)	862,778	924,358
Investment in subsidiary (Note 9)	46,251	—
Deferred income taxes	16,811	—
Other assets	28,446	15,568

Total assets	$2,719,861	$2,858,335

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$571,832	$626,293
Accrued payroll and benefit costs (Note 12)	49,753	51,415
Short-term debt (Note 6)	295,000	502,300
Current portion of long-term debt (Note 6)	3,823	2,676
Bank overdrafts	30,367	58,948
Current deferred income taxes	1,516	—
Other current liabilities	53,718	50,293

Total current liabilities	1,006,009	1,291,925
Long-term debt (Note 6)	801,427	756,298
Deferred income taxes (Note 10)	136,736	139,878
Other noncurrent liabilities	20,585	30,091

Total liabilities	$1,964,757	$2,218,193

Commitments and contingencies (Note 14)

Stockholders’ Equity (Note 7 and 8):
Preferred stock, $.01 par value; 20,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $.01 par value; 210,000,000 shares authorized, 55,788,620 and 54,663,418 shares issued and 42,239,962 and 43,144,032 shares outstanding in 2008 and 2007, respectively	557	546
Class B nonvoting convertible common stock, $.01 par value; 20,000,000 shares authorized, 4,339,431 shares issued in 2008 and 2007; no shares outstanding in 2008 and 2007	43	43
Additional capital	886,019	852,221
Retained earnings	477,111	272,978
Treasury stock, at cost; 17,888,089 and 15,858,817 shares in 2008 and 2007, respectively	(590,288)	(511,478)
Accumulated other comprehensive income	(18,338)	25,832

Total stockholders’ equity	755,104	640,143

Total liabilities and stockholders’ equity	$2,719,861	$2,858,335

The accompanying notes are an integral part of the consolidated financial statements.

WESCO INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31
	2008	2007	2006
	(In thousands, except share data)
Net sales	$6,110,840	$6,003,452	$5,320,603

Cost of goods sold (excluding depreciation and amortization below)	4,904,164	4,781,336	4,234,079
Selling, general and administrative expenses	834,278	791,133	692,881
Depreciation and amortization	26,731	36,759	28,660

Income from operations	345,667	394,224	364,983

Interest expense, net	64,152	76,459	29,825
Other (income) expense (Note 6 and 9)	(9,352)	—	22,795

Income before income taxes	290,867	317,765	312,363

Provision for income taxes (Note 10)	86,734	85,208	98,206

Net income	$204,133	$232,557	$214,157

Earnings per share (Note 11)
Basic	$4.82	$5.09	$4.40

Diluted	$4.71	$4.82	$4.08

The accompanying notes are an integral part of the consolidated financial statements.

WESCO INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

										Accumulated
										Other
				Class B				Retained	Treasury	Comprehensive
(Dollars in thousands, except per	Comprehensive	Common Stock		Common Stock		Additional		Earnings	Stock	Income
share data)	Income	Amount	Shares	Amount	Shares	Capital	(Deficit)	Amount	Shares	(Loss)

Balance, December 31, 2005		$518	51,790,725	$43	4,339,431	$719,704	$(168,911)	$(61,821)	(8,418,607)	$13,635
Exercise of stock options, including tax benefit of $34,966		20	1,999,193			50,807		(8,999)	(165,236)
Stock-based compensation expense						11,734
FSP APB 14-1 adoption impact:
Convertible debt discount						32,655
Equity issuance costs						(1,432)
Net income	$214,157						214,157
Translation adjustment	895									895

Comprehensive income	$215,052

Balance, December 31, 2006		538	53,789,918	43	4,339,431	813,468	45,246	(70,820)	(8,583,843)	14,530

Exercise of stock options, including tax benefit of $18,360		8	873,500			24,395		(10,077)	(150,841)
Stock-based compensation expense						14,403
Issuance of treasury stock						(7)		187	22,656
Adoption of FIN 48, net of tax							(4,825)
FSP APB 14-1 adoption impact:
Equity issuance costs						(38)
Share repurchase program								(430,768)	(7,146,789)
Net income	$232,557						232,557
Translation adjustment	11,302									11,302

Comprehensive income	$243,859

Balance, December 31, 2007		546	54,663,418	43	4,339,431	852,221	272,978	(511,478)	(15,858,817)	25,832

Exercise of stock options, including tax benefit of $10,193		11	1,125,202			20,904		(4,013)	(96,647)
Stock-based compensation expense						12,886
Issuance of treasury stock						8		42	1,264
Share repurchase program								(74,839)	(1,933,889)
Net income	$204,133						204,133
Translation adjustment	(44,170)									(44,170)

Comprehensive income	$159,963

Balance, December 31, 2008		$557	55,788,620	$43	4,339,431	$886,019	$477,111	$(590,288)	(17,888,089)	$(18,338)

The accompanying notes are an integral part of the consolidated financial statements.

WESCO INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31
	2008	2007	2006
	(In thousands)
Operating Activities:
Net income	$204,133	$232,557	$214,157
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	26,731	36,759	28,660
Stock option expense	12,886	14,403	11,734
Amortization of debt issuance costs	3,374	3,764	2,368
Amortization of debt discount	14,512	13,690	5,355
Gain on sale of property, buildings and equipment	(2,042)	(371)	(2,607)
Loss on sale of subsidiary	3,005	—	—
Equity income, net of distributions in 2008 of $8,684	(668)	—	—
Excess tax benefit from stock-based compensation	(10,193)	(18,360)	(34,966)
Interest related to uncertain tax positions	366	1,097	—
Deferred income taxes	(3,746)	5,959	16,483
Changes in assets and liabilities:
Change in receivables facility	—	—	(6,500)
Trade and other account receivables, net	28,352	4,462	(11,832)
Inventories, net	26,556	(33,632)	(27,673)
Prepaid expenses and other current assets	7,566	(2,618)	30,030
Accounts payable	(31,198)	19,436	(27,873)
Accrued payroll and benefit costs	(615)	(19,716)	18,725
Other current and noncurrent liabilities	842	4,848	(8,978)

Net cash provided by operating activities	279,861	262,278	207,083

Investing Activities:
Capital expenditures	(35,284)	(16,118)	(18,359)
Acquisition payments, net of cash acquired	(12,080)	(32,398)	(540,447)
Proceeds from sale of subsidiary	60,000	—	—
Proceeds from sale of assets	3,794	487	4,624
Other investing activities	—	—	(1,745)

Net cash provided (used) by investing activities	16,430	(48,029)	(555,927)

Financing Activities:
Short-term borrowings, net	(185,000)	89,500	—
Proceeds from issuance of convertible debentures	—	—	300,000
Proceeds from issuance of other long-term debt	898,900	891,400	507,604
Repayments of long-term debt	(890,063)	(805,717)	(462,918)
Debt issuance costs	(426)	(754)	(9,464)
Proceeds from exercise of options	10,722	6,043	6,862
Excess tax benefit from stock-based compensation	10,193	18,360	34,966
Repurchase of common stock	(78,852)	(440,845)	—
(Decrease) increase in bank overdrafts	(28,581)	31,116	24,138
Payments on capital lease obligations	(1,882)	(1,709)	(1,073)

Net cash (used) provided by financing activities	(264,989)	(212,606)	400,115

Effect of exchange rate changes on cash and cash equivalents	(17,261)	(2,741)	(1)
Net change in cash and cash equivalents	14,041	(1,098)	51,270
Cash and cash equivalents at the beginning of period	72,297	73,395	22,125

Cash and cash equivalents at the end of period	$86,338	$72,297	$73,395

Supplemental disclosures:
Cash paid for interest	$48,151	$62,426	$44,952
Cash paid for taxes	74,460	52,501	55,139
Non-cash investing and financing activities:
Property, plant and equipment acquired through capital leases	2,610	2,599	2,144
Deferred acquisition payable related to acquisitions	—	—	1,107
Issuance of treasury stock	42	187	—

The accompanying notes are an integral part of the consolidated financial statements.

WESCO INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. ORGANIZATION
     WESCO International, Inc. and its subsidiaries (collectively, “WESCO”), headquartered in Pittsburgh, Pennsylvania, is a full-line distributor of electrical supplies and equipment and is a provider of integrated supply procurement services with operations in the United States, Canada, Mexico, the United Kingdom, Nigeria, United Arab Emirates, Singapore, Australia and China. WESCO currently operates approximately 400 branch locations and seven distribution centers (four in the United States and three in Canada).
2. ACCOUNTING POLICIES
     Basis of Consolidation
     The consolidated financial statements include the accounts of WESCO International, Inc. (“WESCO International”) and all of its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.
     Use of Estimates
     The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying disclosures. Although these estimates are based on management’s best knowledge of current events and actions WESCO may undertake in the future, actual results may ultimately differ from the estimates.
     Revenue Recognition
     Revenues are recognized for product sales when title, ownership and risk of loss pass to the customer or for services when the service is rendered. In the case of stock sales and special orders, a sale occurs at the time of shipment from our distribution point, as the terms of WESCO’s sales are FOB shipping point. In cases where we process customer orders but ship directly from our suppliers, revenue is recognized once product is shipped and title has passed. For some of our customers, we provide services such as inventory management or other specific support. Revenues are recognized upon evidence of fulfillment of the agreed upon services. In all cases, revenue is recognized once the sales price to our customer is fixed or is determinable and WESCO has reasonable assurance as to the collectibility in accordance with Staff Accounting Bulletin No. 104.
     Supplier Volume Rebates
     WESCO receives rebates from certain suppliers based on contractual arrangements with such suppliers. An asset, included within other accounts receivable on the balance sheet, represents the estimated amounts due to WESCO under the rebate provisions of such contracts. The corresponding rebate income is recorded as a reduction of cost of goods sold. The appropriate level of such income is derived from the level of actual purchases made by WESCO from suppliers, in accordance with the provisions of Emerging Issues Task Force (“EITF”) Issue No. 02-16 , Accounting by a Reseller for Cash Consideration Received from a Vendor . Receivables under the supplier rebate program were $34.3 million at December 31, 2008 and $40.0 million at December 31, 2007. The total amount recorded as a reduction to cost of goods sold was $61.1 million, $59.2 million and $54.1 million for 2008, 2007 and 2006, respectively.
     Shipping and Handling Costs and Fees
     WESCO records the majority of costs and fees associated with transporting its products to customers as a component of selling, general and administrative expenses. These costs totaled $59.4 million, $62.0 million and $48.9 million in 2008, 2007 and 2006, respectively.
     Cash Equivalents
     Cash equivalents are defined as highly liquid investments with original maturities of 90 days or less when purchased.
     Asset Securitization
     WESCO accounts for its accounts receivable securitization program (the “Receivables Facility”) in accordance with SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (“SFAS No. 140”). Prior to December 2006, WESCO accounted for transfers of receivables pursuant to the facility as a “sale” and removed them from the consolidated balance sheet. Expenses associated with the facility were reported as other expense in the statement of income. In December 2006, the Receivables Facility was amended and restated such that WESCO effectively maintains control of receivables transferred pursuant to the facility; therefore the transfers no longer qualify for “sale” treatment under SFAS No. 140. As a result, the transferred receivables remain on the balance sheet, and WESCO recognizes the related secured borrowing. Beginning in 2007, expenses associated with the Receivables Facility were reported as interest expense in the statement of income.

     Allowance for Doubtful Accounts
     WESCO maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. WESCO has a systematic procedure using estimates based on historical data and reasonable assumptions of collectibility made at the local branch level and on a consolidated corporate basis to calculate the allowance for doubtful accounts. If the financial condition of WESCO’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. The allowance for doubtful accounts was $19.7 million at December 31, 2008 and $17.4 million at December 31, 2007. The total amount recorded as selling, general and administrative expense related to bad debts was $10.1 million, $2.2 million and $3.8 million for 2008, 2007 and 2006, respectively.
     Inventories
     Inventories primarily consist of merchandise purchased for resale and are stated at the lower of cost or market. Cost is determined principally under the average cost method. WESCO makes provisions for obsolete or slow-moving inventories as necessary to reflect reduction in inventory value. Reserves for excess and obsolete inventories were $17.3 million and $20.3 million at December 31, 2008 and 2007, respectively. The total expense related to excess and obsolete inventories, included in cost of goods sold, was $9.2 million, $8.0 million and $4.8 million for 2008, 2007 and 2006, respectively. WESCO absorbs into the cost of inventory the general and administrative expenses related to inventory such as purchasing, receiving and storage and at December 31, 2008 and 2007 $43.0 million and $42.8 million, respectively, of these costs were included in the ending inventory.
     Other Assets
     WESCO amortizes deferred financing fees over the term of the various debt instruments. Deferred financing fees in the amount of $0.4 million were incurred during the year ending December 31, 2008. As of December 31, 2008 and 2007, the amount of other assets related to unamortized deferred financing fees was $11.8 million and $14.7 million, respectively.
     Property, Buildings and Equipment
     Property, buildings and equipment are recorded at cost. Depreciation expense is determined using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over either their respective lease terms or their estimated lives, whichever is shorter. Estimated useful lives range from five to forty years for buildings and leasehold improvements and three to ten years for furniture, fixtures and equipment.
     Computer software is accounted for in accordance with Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. Capitalized computer software costs are amortized using the straight-line method over the estimated useful life, typically three to five years, and are reported at the lower of unamortized cost or net realizable value.
     Expenditures for new facilities and improvements that extend the useful life of an asset are capitalized. Ordinary repairs and maintenance are expensed as incurred. When property is retired or otherwise disposed of, the cost and the related accumulated depreciation are removed from the accounts and any related gains or losses are recorded and reported as selling, general and administrative expenses.
     WESCO assesses its long-lived assets for impairment by periodically reviewing operating performance by branch and respective utilization of real and tangible assets at such sites; and by comparing fair values of real properties against market values of similar properties. Upon closure of any branch, asset usefulness and remaining life are evaluated and any charges taken as appropriate. Of its $119.2 million net book value of property, plant and equipment as of December 31, 2008, $67.5 million consists of land, buildings and leasehold improvements and are geographically dispersed among WESCO’s 400 branches and seven distribution centers, mitigating the risk of impairment. Approximately $15.7 million of assets consist of computer equipment and capitalized software and are evaluated for use and serviceability relative to carrying value. The remaining fixed assets, mainly of furniture and fixtures, warehousing equipment and transportation equipment, are similarly evaluated for serviceability and use.
     Goodwill and Indefinite Life Intangible Assets
     In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, goodwill and indefinite life intangible assets are tested for impairment annually during the fourth quarter using information available at the end September, or more frequently if events or circumstances occur indicating that their carrying value may not be recoverable. The evaluation of impairment involves comparing the current fair value of goodwill to the recorded value. WESCO estimates fair value using discounted cash flow analyses, which involves considerable management judgment. Assumptions used for these estimated cash flows are based on a combination of historical results, current internal forecasts, recent economic events and fluctuations in the Company’s stock price. No impairment losses were identified in 2008 as a result of this review. At December 31, 2008 and 2007 goodwill and trademarks totaled $900.7 million and $970.6 million, respectively.
     Definite Lived Intangible Assets
     Intangible assets are amortized over 3 to 19 years. A portion of intangible assets related to customer relationships are amortized using an accelerated method whereas all other intangible assets subject to amortization use a straight-line method which reflects the pattern in which the economic benefits of the respective assets are consumed or otherwise used. Intangible assets are tested for impairment if events or circumstances occur indicating that the respective asset might be impaired.

     Insurance Programs
     WESCO uses commercial insurance for auto, workers’ compensation, casualty and health claims as a risk-reduction strategy to minimize catastrophic losses. The Company’s strategy involves large deductibles where WESCO must pay all costs up to the deductible amount. WESCO estimates the reserve based on historical incident rates and costs. The assumptions included in developing this accrual include the period of time from incurrence of a claim until the claim is paid by the insurance provider. Presently, this period is estimated to be nine weeks. The total liability related to the insurance programs was $10.4 million at December 31, 2008 and $10.0 million at December 31, 2007.
     Income Taxes
     Income taxes are accounted for under the liability method in accordance with SFAS No. 109, Accounting for Income Taxes. Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Valuation allowances, if any, are provided when a portion or all of a deferred tax asset may not be realized.
     WESCO accounts for uncertainty in income taxes under the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. WESCO reviews uncertain tax positions and assesses the need and amount of contingency reserves necessary to cover any probable audit adjustments. WESCO recognizes interest and penalties related to unrecognized tax benefits in income tax expense.
     Convertible Debentures
     The 2.625% Convertible Senior Debentures due 2025 (the “2025 Debentures”) and 1.75% Convertible Senior Debentures due 2026 (the “2026 Debentures”) are accounted for pursuant to the provisions of FSP APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement) (“FSP APB 14-1”). FSP APB 14-1 requires an issuer of certain convertible debt instruments to separately account for the liability and equity components of convertible debt instruments in a manner that reflects the issuer’s non convertible debt borrowing rate. WESCO utilized an interest rate of 6% for both the 2025 and 2026 Debentures to reflect the non convertible market rate of its offerings upon issuance, which resulted in discounts of $21.3 million and $53.7 million, respectively, to the convertible note balances and a net increase in additional capital of $12.3 million and $31.2 million, respectively. The discounts are being amortized to interest expense, using the effective interest method, over a five year period.
     Foreign Currency
     The local currency is the functional currency for all of WESCO’s operations outside the United States. Assets and liabilities of these operations are translated to U.S. dollars at the exchange rate in effect at the end of each period. Income statement accounts are translated at the average exchange rate prevailing during the period. Translation adjustments arising from the use of differing exchange rates from period to period are included as a component of other comprehensive income within stockholders’ equity. Gains and losses from foreign currency transactions are included in net income for the period.
     Stock-Based Compensation
     The Company’s stock-based employee compensation plans are comprised of fixed non-qualified stock options and stock-settled stock appreciation rights. Beginning January 1, 2006, WESCO adopted SFAS No. 123 (revised 2004) (“SFAS 123R”), Share-Based Payment, using the modified prospective method. Stock options awarded prior to 2006 were accounted for using the measurement provisions of SFAS No. 123 (“SFAS 123”), Accounting for Stock-Based Compensation.
     Under SFAS 123R, compensation cost for all stock-based awards is measured at fair value on date of grant and compensation cost is recognized, net of estimated forfeitures, over the service period for awards expected to vest. The fair value of stock-based awards is determined using the Black-Scholes valuation model. Expected volatilities are based on historical volatility of WESCO’s common stock. The expected life of the option or stock settled appreciation right is estimated using historical data pertaining to option exercises and employee terminations. The risk-free rate is based on the U.S. Treasury yields in effect at the time of grant. The forfeiture assumption is based on WESCO’s historical employee behavior that is reviewed on an annual basis. No dividends are assumed.
     WESCO granted the following stock-settled stock appreciation rights at the following weighted average assumptions:

	2008	2007	2006
Stock-settled appreciation rights granted	931,344	628,237	463,132
Risk free interest rate	3.1%	4.9%	4.9%
Expected life	4 years	4 years	4 years
Expected volatility	38%	40%	50%
     The weighted average fair value per equity award granted was $13.58, $22.71 and $30.72 for the years ended December 31, 2008, 2007 and 2006, respectively. WESCO recognized $12.9 million, $14.4 million and $11.7 million of non-cash stock-based compensation expense, which is included in selling, general and administrative expenses, in 2008, 2007 and 2006, respectively.

     Treasury Stock
     Common stock purchased for treasury is recorded at cost. At the date of subsequent reissue, the treasury stock account is reduced by the cost of such stock, with cost determined on a weighted average basis.
     Fair Value of Financial Instruments
     The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable and other accrued liabilities, a revolving line of credit, a mortgage financing facility, notes payable, debentures and other long-term debt. The estimated fair value of the Company’s outstanding indebtedness described in Note 6 at December 31, 2008 and 2007 was $891.5 million and $1,280.1 million respectively. The aggregate fair value of the senior notes and debentures was approximately $391.2 million. The fair values of these fixed rate facilities are estimated based upon market price quotes. The fair values of WESCO’s other debt, which includes the mortgage facility, Receivables Facility and revolving credit facility, were approximately $40.3 million, $284.4 million and $175.1 million, respectively. The fair values for these facilities are based upon market price quotes and market comparisons available for instruments with similar terms and maturities. For all remaining WESCO financial instruments, carrying values are considered to approximate fair value due to their short maturities.
     Environmental Expenditures
     WESCO has facilities and operations that distribute certain products that must comply with environmental regulations and laws. Expenditures for current operations are expensed or capitalized, as appropriate. Expenditures relating to existing conditions caused by past operations, and that do not contribute to future revenue, are expensed. Liabilities are recorded when remedial efforts are probable and the costs can be reasonably estimated.
     Recent Accounting Pronouncements
     In September 2006, the Financial Accounting Standards Board (the “FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements (“SFAS 157”) which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This statement applies whenever other accounting standards require or permit assets or liabilities to be measured at fair value but does not expand the use of fair value to new accounting transactions and does not apply to pronouncements that address share-based payment transactions. On February 12, 2008, the FASB issued FASB Staff Position (“FSP”) SFAS No. 157-2, Effective Date of SFAS No. 157. The FSP amends SFAS 157 to delay the effective date of SFAS 157 for all nonfinancial assets and liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (that is, at least annually) to fiscal years beginning after November 15, 2008. Except for the delay for nonfinancial assets and liabilities, SFAS 157 was effective for fiscal years beginning after November 15, 2007. Consistent with its requirements, WESCO adopted SFAS 157 for its financial assets and liabilities on January 1, 2008. WESCO’s financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, bank overdrafts and debt. The Company believes that the recorded values of its financial instruments, except for long-term debt, approximate fair value because of their nature and respective duration. The partial adoption of SFAS 157 did not impact WESCO’s financial position, results of operations, or cash flows. Nonfinancial assets and liabilities for which we have not applied the provisions of SFAS 157 include those measured at fair value in goodwill and indefinite lived intangible asset impairment testing, and assets acquired and liabilities assumed in a business combination. WESCO has not yet conclusively determined the impact that the implementation of FSP 157 will have on its non-financial assets and liabilities; however, WESCO does not anticipate that SFAS 157 will have a significant impact on its financial position, results of operations or cash flows. In the event that WESCO acquires a new business or has an impairment issue related to goodwill or indefinite lived intangible assets, the determination of fair value of the assets and liabilities will be subject to SFAS 157.
     In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (“SFAS 141R”) which establishes additional principles and requirements for how the acquirer in a business combination recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree at the acquisition date fair value. SFAS 141R is designed to improve the relevance, representational faithfulness, and comparability of the financial information that a reporting entity provides in its financial reports about a business combination and its effects. SFAS 141R applies prospectively to business combinations for which the acquisition date is in or after the beginning of the first annual reporting period beginning after December 15, 2008. Aside from the execution of a significant acquisition, WESCO does not anticipate that the adoption of SFAS 141R will have an impact on its financial position, results of operations or cash flows.
     In April 2008, the FASB issued FSP No. FAS 142-3, Determination of the Useful Life of Intangible Assets (“FSP FAS 142-3”) which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS 142”), and requires additional disclosure. The objective of FSP FAS 142-3 is to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS 141R and other generally accepted accounting principles. FSP FAS 142-3 is effective for fiscal years beginning after December 15, 2008 and shall be applied prospectively to intangible assets acquired after the effective date. WESCO does not anticipate that the adoption of FSP FAS 142-3 will have an impact on its financial position, results of operations or cash flows.

3. GOODWILL AND INTANGIBLE ASSETS
     Goodwill
          The following table sets forth the changes in the carrying amount of goodwill:

	Year Ended December 31
	2008	2007
	(In thousands)
Beginning balance January 1	$924,358	$931,229
Additional consideration paid for prior acquisitions	2,154	—
Adjustments to goodwill for prior acquisitions (1)	(264)	(26,106)
Additions to goodwill for acquisitions	5,324	19,235
Reductions to goodwill for divestitures	(68,794)	—

Ending balance December 31	$862,778	$924,358

(1)	Represents final purchase price adjustments in 2008 and adjustments to deferred taxes in 2007.
Intangible Assets
     The components of intangible assets are as follows:

		December 31, 2008			December 31, 2007
		Gross		Net			Net
		Carrying	Accumulated	Carrying	Gross Carrying	Accumulated	Carrying
	Life	Amount	Amortization	Amount	Amount	Amortization	Amount
	(In thousands)
Intangible Assets:
Trademarks	Indefinite	$37,898		$37,898	$46,200		$46,200
Non-compete agreements	3-5	6,220	$(5,477)	743	6,445	$(5,173)	1,272
Customer relationships	4-19	45,287	(14,031)	31,256	76,000	(16,714)	59,286
Distribution agreements	5-19	21,352	(2,560)	18,792	33,500	(6,467)	27,033

		$110,757	$(22,068)	$88,689	$162,145	$(28,354)	$133,791

     WESCO removed $37.7 million of net intangible assets from the consolidated balance sheet during the first quarter of 2008 as a result of the partial divestiture of its LADD operations (see Note 9 Equity Investment). Amortization expense related to intangible assets totaled $7.3 million, $13.1 million and $9.2 million for the years ended December 31, 2008, 2007 and 2006, respectively.

The following table sets forth the estimated amortization expense for intangibles for the next five years (in thousands):

Estimated
Amortization
Expense
For the year ended December 31,
2009	$7,382
2010	7,122
2011	5,755
2012	3,507
2013	3,279
4. CONCENTRATIONS OF CREDIT RISK AND SIGNIFICANT SUPPLIERS
     WESCO distributes its products and services and extends credit to a large number of customers in the industrial, construction, utility and manufactured structures markets. WESCO’s largest supplier accounted for approximately 12%, 10% and 12% of WESCO’s purchases for each of the three years, 2008, 2007 and 2006, respectively and therefore, WESCO could potentially incur risk due to supplier concentration. Based upon WESCO’s broad customer base, the Company has concluded that it has no material credit risk as a result of customer concentration.
5. PROPERTY, BUILDINGS AND EQUIPMENT
     The following table sets forth the components of property, buildings and equipment:

	December 31,
	2008	2007
	(In thousands)
Buildings and leasehold improvements	$83,758	$76,684
Furniture, fixtures and equipment	124,966	117,774
Software costs	55,177	49,187

	263,901	243,645
Accumulated depreciation and amortization	(176,427)	(162,897)

	87,474	80,748
Land	18,690	20,115
Construction in progress	13,059	3,256

	$119,223	$104,119

     Depreciation expense was $14.7 million, $19.0 million and $15.7 million, and capitalized software amortization was $4.7 million, $4.7 million and $3.8 million, in 2008, 2007 and 2006, respectively. The unamortized software cost was $9.0 million and $7.9 million as of December 31, 2008 and 2007, respectively. Furniture, fixtures and equipment include capitalized leases of $8.5 million and $6.0 million and related accumulated amortization of $2.1 million and $1.2 million as of December 31, 2008 and 2007, respectively.

6. DEBT
     The following table sets forth WESCO’s outstanding indebtedness:

	As of December 31,
	2008	2007
	(In thousands)
Accounts receivable securitization facility	$295,000	$480,000
Mortgage financing facility	42,275	43,638
Revolving credit facility	197,500	187,300
7.50% Senior Subordinated Notes due 2017	150,000	150,000
2.625% Convertible Senior Debentures due 2025, less debt discount of $8,121 and $12,438 in 2008 and 2007, respectively	141,879	137,562
1.75% Convertible Senior Debentures due 2026, less debt discount of $32,380 and $42,575 in 2008 and 2007, respectively	267,620	257,425
Acquisition related notes	438	552
Capital leases	5,538	4,797

Total debt	1,100,250	1,261,274
Less current portion	(3,823)	(2,676)
Less short-term debt	(295,000)	(502,300)

Total long-term debt	$801,427	$756,298

Accounts Receivable Securitization Facility
     WESCO maintains a $500 million Receivables Facility that has a three year term and is subject to renewal in May 2010. Under the Receivables Facility, WESCO sells, on a continuous basis, an undivided interest in all domestic accounts receivable to WESCO Receivables Corporation, a wholly owned special purpose entity (“SPE”). The SPE sells, without recourse, a senior undivided interest in the receivables to third-party conduits and financial institutions for cash while maintaining a subordinated undivided interest in a portion of the receivables, in the form of overcollateralization. WESCO has agreed to continue servicing the sold receivables for the third-party conduits and financial institutions at market rates; accordingly, no servicing asset or liability has been recorded.
     Prior to December 2006, WESCO accounted for transfers of receivables pursuant to the Receivables Facility as a “sale” and removed them from the consolidated balance sheet. In December 2006, the Receivables Facility was amended and restated such that WESCO effectively maintains control of receivables transferred pursuant to the Receivables Facility; therefore the transfers no longer qualify for “sale” treatment under SFAS No. 140. As a result, all transfers are accounted for as secured borrowings and the receivables sold pursuant to the Receivables Facility are included on the balance sheet as trade receivables, along with WESCO’s retained subordinated undivided interest in those receivables. In accordance with EITF 02-09, Accounting for Changes that Result in a Transferor Regaining Control of Financial Assets Sold, WESCO recognized a pre-tax gain of $2.4 million during the first quarter of 2007.
     As of December 31, 2008 and 2007, accounts receivable eligible for securitization totaled approximately $602.9 million and $604.0 million, respectively. The consolidated balance sheets as of December 31, 2008 and 2007 reflect $295.0 million and $480.0 million, respectively, of account receivable balances legally sold to third parties, as well as the related borrowings for equal amounts. The outstanding borrowings are classified as short-term debt in the consolidated balance sheet because under certain conditions the third party conduits and financial institutions may require WESCO to repay all or a portion of the outstanding amount.
     Prior to the amendment and restatement, interest expense and other costs related to the Receivables Facility were recorded as other expense in the consolidated statement of income. At December 31, 2008, the interest rate on borrowings under this facility was approximately 3.3%.
Mortgage Financing Facility
     In February 2003, WESCO finalized a mortgage financing facility of $51 million, $42.3 million of which was outstanding as of December 31, 2008. Total borrowings under the mortgage financing facility are subject to a 22-year amortization schedule, with a balloon payment due at the end of the 10-year term. The interest rate on borrowings under this facility is fixed at 6.5%.
Revolving Credit Facility
     At December 31, 2008, the aggregate borrowing capacity under the revolving credit facility was $375 million. The revolving credit facility consists of two separate sub-facilities: (i) a U.S. sub-facility and (ii) a Canadian sub-facility and includes a letter of credit sub-limit of up to $55 million. The facility matures on November 1, 2013 and is collateralized by the inventory of WESCO Distribution and the inventory and accounts receivable of WESCO Distribution Canada, L.P. WESCO Distribution’s obligations under the revolving credit facility have been guaranteed by WESCO International and by certain of WESCO Distribution’s subsidiaries.

     Availability under the facility is limited to the amount of eligible U.S. and Canadian inventory and Canadian receivables applied against certain advance rates. Depending upon the amount of excess availability under the facility, interest is calculated at LIBOR plus a margin that ranges between 1.0% and 1.75% or at the Index Rate (prime rate published by the Wall Street Journal) plus a margin that ranges between (0.25%) and 0.50%. As long as the average daily excess availability for both the preceding and projected succeeding 90-day period is greater than $50 million, WESCO would be permitted to make acquisitions and repurchase outstanding public stock and bonds.
     The above permitted transactions would also be allowed if such excess availability is between $25 million and $50 million and WESCO’s fixed charge coverage ratio, as defined by the revolving credit agreement, is at least 1.25 to 1.0 after taking into consideration the permitted transaction. Additionally, if excess availability under the revolving credit facility is less than $60 million, then WESCO must maintain a fixed charge coverage ratio of 1.1 to 1.0. At December 31, 2008, the interest rate was approximately 1.7%. WESCO was in compliance with all covenants and restrictions as of December 31, 2008.
     During 2008, WESCO borrowed $898.9 million in the aggregate under the Revolving Credit Facility and made repayments in the aggregate amount of $888.7 million. During 2007, aggregate borrowings and repayments were $891.4 million and $801.1 million, respectively. At December 31, 2008, WESCO had an outstanding balance under the facility of $197.5 million. WESCO had $119.4 million available under the facility at December 31, 2008, after giving effect to an outstanding letter of credit, as compared to approximately $146.2 million at December 31, 2007.
7.50% Senior Subordinated Notes due 2017
     At December 31, 2008, $150 million in aggregate principal amount of the 7.50% Senior Subordinated Notes due 2017 (the “2017 Notes”) was outstanding. The 2017 Notes were issued by WESCO Distribution in an indenture dated as of September 27, 2005 with The Bank of New York, as successor to J.P. Morgan Trust Company, National Association, as trustee, and are unconditionally guaranteed on an unsecured basis by WESCO International, Inc. The 2017 Notes accrue interest at the rate of 7.50% per annum and are payable in cash semi-annually in arrears on each April 15 and October 15.
     At any time on or after October 15, 2010, WESCO Distribution may redeem all or a part of the 2017 Notes. Between October 15, 2010 and October 14, 2011, WESCO Distribution may redeem all or a part of the 2017 Notes at a redemption price equal to 103.75% of the principal amount. Between October 15, 2011 and October 14, 2012, WESCO Distribution may redeem all or a part of the 2017 Notes at a redemption price equal to 102.50% of the principal amount. On and after October 15, 2013, WESCO Distribution may redeem all or a part of the 2017 Notes at a redemption price equal to 100% of the principal amount.
     If WESCO Distribution undergoes a change of control prior to maturity, holders of 2017 Notes will have the right, at their option, to require WESCO Distribution to repurchase for cash some or all of their 2017 Notes at a repurchase price equal to 101% of the principal amount of the 2017 Notes being repurchased, plus accrued and unpaid interest to, but not including, the repurchase date.
2.625% Convertible Senior Debentures due 2025
     Proceeds of $150 million were received in connection with the issuance of the 2.625% Convertible Senior Debentures due 2025 (the “2025 Debentures”) by WESCO International under an indenture dated as of September 27, 2005 with The Bank of New York, as successor to J.P. Morgan Trust Company, National Association, as Trustee, and are unconditionally guaranteed on an unsecured senior subordinated basis by WESCO Distribution. WESCO has retrospectively applied the provisions of FSP APB 14-1, which was adopted on January 1, 2009, to the 2025 Debentures. WESCO utilized an interest rate of 6% to reflect the non convertible market rate of its offering upon issuance, which resulted in a $21.3 million discount to the 2025 Debentures balance and a net increase in additional capital of $12.3 million. In addition, the financing costs related to the issuance of the 2025 Debentures were allocated between the debt and equity components. WESCO is amortizing the debt discount over a five year period starting on the date of issuance. Non-cash interest expense of $4.2 million and $3.9 million was recorded for the years ended December 31, 2008 and 2007, respectively. The debt discount amortization will approximate $4.6 million in 2009 and $3.5 million in 2010.
     While the 2025 Debentures accrue interest at an effective interest rate of 6% (as described above) the coupon interest rate of 2.625% per annum is payable in cash semi-annually in arrears on each April 15 and October 15. Beginning with the six-month interest period commencing October 15, 2010, WESCO will also pay contingent interest in cash during any six-month interest period in which the trading price of the 2025 Debentures for each of the five trading days ending on the second trading day immediately preceding the first day of the applicable six-month interest period equals or exceeds 120% of the principal amount of the 2025 Debentures. During any interest period when contingent interest shall be payable, the contingent interest payable per $1,000 principal amount of 2025 Debentures will equal 0.25% of the average trading price of $1,000 principal amount of the 2025 Debentures during the five trading days immediately preceding the first day of the applicable six-month interest period. As defined in SFAS No. 133, Accounting for Derivative Instruments and Hedge Activities, the contingent interest feature of the 2025 Debentures is an embedded derivate that is not considered clearly and closely related to the host contract. The contingent interest component had no significant value at December 31, 2008 or 2007.
     The 2025 Debentures are convertible into cash and, in certain circumstances, shares of WESCO International’s common stock, $0.1 par value, at any time on or after October 15, 2023, or prior to October 15, 2023 in certain circumstances. The 2025 Debentures will be convertible based on an initial conversion rate of 23.8872 shares of common stock per $1,000 principal amount of the 2025

Debentures (equivalent to an initial conversion price of approximately $41.86 per share). The conversion rate and the conversion price may be adjusted under certain circumstances.
     At any time on or after October 15, 2010, WESCO International may redeem all or a part of the 2025 Debentures at a redemption price equal to 100% of the principal amount of the 2025 Debentures plus accrued and unpaid interest (including contingent interest and additional interest, if any) to, but not including, the redemption date. Holders of 2025 Debentures may require WESCO to repurchase all or a portion of their 2025 Debentures on October 15, 2010, October 15, 2015 and October 15, 2020 at a cash repurchase price equal to 100% of the principal amount of the 2025 Debentures, plus accrued and unpaid interest (including contingent interest and additional interest, if any) to, but not including, the repurchase date. If WESCO International undergoes certain fundamental changes, as defined in the indenture governing the 2025 Debentures, prior to maturity, holders of 2025 Debentures will have the right, at their option, to require WESCO International to repurchase for cash some or all of their 2025 Debentures at a repurchase price equal to 100% of the principal amount of the 2025 Debentures being repurchased, plus accrued and unpaid interest (including contingent interest and additional interest, if any) to, but not including, the repurchase date.
1.75% Convertible Senior Debentures due 2026
     Proceeds of $300 million were received in connection with the issuance of the 1.75% Convertible Senior Debentures due 2026 (the “2026 Debentures”) by WESCO International under an indenture dated as of November 2, 2006 with The Bank of New York, as Trustee, and are unconditionally guaranteed on an unsecured senior subordinated basis by WESCO Distribution. WESCO has retrospectively applied the provisions of FSP APB 14-1, which was adopted on January 1, 2009, to the 2026 Debentures. WESCO utilized an interest rate of 6% to reflect the non convertible market rate of its offering upon issuance, which resulted in a $53.7 million discount to the 2026 Debentures balance and a net increase in additional capital of $31.2 million. In addition, the financing costs related to the issuance of the 2026 Debentures were allocated between the debt and equity components. WESCO is amortizing the debt discount over a five year period starting from the date of issuance. Non-cash interest expense of $9.9 million and $9.3 million was recorded for the years ended December 31, 2008 and 2007, respectively. The debt discount amortization will approximate $10.8 million in 2009, $11.5 million in 2010 and $10.1 million in 2011.
     While the 2026 Debentures accrue interest at an effective interest rate of 6% (as described above) the coupon interest rate of 1.75% per annum is payable in cash semi-annually in arrears on each May 15 and November 15. Beginning with the six-month interest period commencing November 15, 2011, WESCO will also pay contingent interest in cash during any six-month interest period in which the trading price of the 2026 Debentures for each of the five trading days ending on the second trading day immediately preceding the first day of the applicable six-month interest period equals or exceeds 120% of the principal amount of the 2026 Debentures. During any interest period when contingent interest shall be payable, the contingent interest payable per $1,000 principal amount of 2026 Debentures will equal 0.25% of the average trading price of $1,000 principal amount of the 2026 Debentures during the five trading days immediately preceding the first day of the applicable six-month interest period. As defined in SFAS No. 133, Accounting for Derivative Instruments and Hedge Activities, the contingent interest feature of the 2026 Debentures is an embedded derivate that is not considered clearly and closely related to the host contract. The contingent interest component had no significant value at December 31, 2008 or 2007.
     The 2026 Debentures are convertible into cash and, in certain circumstances, shares of WESCO International’s common stock, $0.01 par value, at any time on or after November 15, 2024, or prior to November 15, 2024 in certain circumstances. The 2026 Debentures will be convertible based on an initial conversion rate of 11.3437 shares of common stock per $1,000 principal amount of the 2026 Debentures (equivalent to an initial conversion price of approximately $88.15 per share). The conversion rate and the conversion price may be adjusted under certain circumstances.
     At any time on or after November 15, 2011, WESCO International may redeem all or a part of the 2026 Debentures at a redemption price equal to 100% of the principal amount of the 2026 Debentures plus accrued and unpaid interest (including contingent interest and additional interest, if any) to, but not including, the redemption date. Holders of 2026 Debentures may require WESCO to repurchase all or a portion of their 2026 Debentures on November 15, 2011, November 15, 2016 and November 15, 2021 at a cash repurchase price equal to 100% of the principal amount of the 2026 Debentures, plus accrued and unpaid interest (including contingent interest and additional interest, if any) to, but not including, the repurchase date. If WESCO International undergoes certain fundamental changes, as defined in the indenture governing the 2026 Debentures, prior to maturity, holders of 2026 Debentures will have the right, at their option, to require WESCO International to repurchase for cash some or all of their 2026 Debentures at a repurchase price equal to 100% of the principal amount of the 2026 Debentures being repurchased, plus accrued and unpaid interest (including contingent interest and additional interest, if any) to, but not including, the repurchase date.
Covenant Compliance
     WESCO was in compliance with all relevant covenants contained in its debt agreements as of December 31, 2008.

     The following table sets forth the aggregate principal repayment requirements for all long-term debt (in thousands):

2010	$3,434
2011	2,939
2012	2,075
2013	233,430
Thereafter	600,050

Total payments on debt	841,928
Debt discount on convertible debentures	(40,501)

Total long-term debt	$801,427

     WESCO’s credit agreements contain various restrictive covenants that, among other things, impose limitations on (i) dividend payments or certain other restricted payments or investments; (ii) the incurrence of additional indebtedness and guarantees or issuance of additional stock; (iii) creation of liens; (iv) mergers, consolidation or sales of substantially all of WESCO’s assets; (v) certain transactions among affiliates; (vi) payments by certain subsidiaries to WESCO; and (vii) capital expenditures. In addition, the revolving credit agreement requires WESCO to meet certain fixed charge coverage tests depending on availability.
7. CAPITAL STOCK
Preferred Stock
     There are 20 million shares of preferred stock authorized at a par value of $.01 per share. The Board of Directors has the authority, without further action by the stockholders, to issue all authorized preferred shares in one or more series and to fix the number of shares, designations, voting powers, preferences, optional and other special rights and the restrictions or qualifications thereof. The rights, preferences, privileges and powers of each series of preferred stock may differ with respect to dividend rates, liquidation values, voting rights, conversion rights, redemption provisions and other matters.
Common Stock
     There are 210 million shares of common stock and 20 million shares of Class B common stock authorized at a par value of $.01 per share. The Class B common stock is identical to the common stock, except for voting and conversion rights. The holders of Class B common stock have no voting rights. With certain exceptions, Class B common stock may be converted, at the option of the holder, into the same number of shares of common stock.
     Under the terms of the Revolving Credit Facility, WESCO International is restricted from declaring or paying dividends and as such, at December 31, 2008 and 2007, no dividends had been declared, and therefore no retained earnings were reserved for dividend payments.
8. SHARE REPURCHASE PLAN
     On September 28, 2007, WESCO announced that its Board of Directors authorized a new stock repurchase program in the amount of up to $400 million with an expiration date of September 30, 2009. The shares may be repurchased from time to time in the open market or through privately negotiated transactions. The stock repurchase program may be implemented or discontinued at any time by WESCO. During the twelve month period ended December 31, 2008, WESCO repurchased approximately 1.9 million shares for $74.8 million.
     In addition, during 2008, WESCO purchased approximately 0.1 million shares from employees for $4.0 million in connection with the settlement of tax withholding obligations arising from the exercise of common stock units and stock-settled stock appreciation rights.
9. EQUITY INVESTMENT
     During the first quarter of 2008, WESCO and Deutsch Engineering Connecting Devices, Inc. (“Deutsch”) completed a transaction with respect to WESCO’s LADD operations, which resulted in a joint venture in which Deutsch owns a 60% interest and WESCO owns a 40% interest. Deutsch paid to WESCO aggregate consideration of approximately $75 million, consisting of $60 million in cash plus a $15 million promissory note, which is included in other assets in the consolidated balance sheet. Deutsch is entitled, but not obliged, to acquire the remaining 40% after January 1, 2010. As a result of this transaction, WESCO recognized an after-tax loss of approximately $2.1 million and removed from the consolidated balance sheet net assets of approximately $119.6 million, of which $68.8 million was related to goodwill and $37.7 million was related to intangible assets. WESCO accounts for its investment in the joint venture using the equity method of accounting as prescribed by Accounting Principles Board No. 18, The Equity Method of Accounting for Investments in Common Stock. Accordingly, earnings from the joint venture are recorded as other income in the consolidated statement of income.

10. INCOME TAXES
     The following table sets forth the components of the provision for income taxes:

	Year Ended December 31
	2008	2007	2006
	(In thousands)

Current taxes:
Federal(1)	$70,701	$66,986	$63,859
State	13,544	25,438	11,581
Foreign	6,235	(13,174)	6,552

Total current	90,480	79,250	81,992
Deferred taxes:
Federal	6,083	12,154	15,127
State	1,652	(7,387)	1,872
Foreign	(11,481)	1,191	(785)

Total deferred	(3,746)	5,958	16,214

	$86,734	$85,208	$98,206

(1)	Tax benefits related to stock options and other equity instruments recorded directly to additional paid in capital totaled $10.2 million, $18.4 million and $35.0 million in 2008, 2007 and 2006, respectively.
     The following table sets forth the components of income (loss) before income taxes by jurisdiction:

	Year Ended December 31
	2008	2007	2006
	(In thousands)

United States	$323,488	$344,163	$264,878
Foreign	(32,621)	(26,398)	47,485

	$290,867	$317,765	$312,363

The following table sets forth the reconciliation between the federal statutory income tax rate and the effective rate:

	Year Ended December 31
	2008	2007	2006
Federal statutory rate	35.0%	35.0%	35.0%
State taxes, net of federal tax benefit	3.2	3.2	2.7
Nondeductible expenses	0.7	0.6	0.4
Domestic tax benefit from foreign operations	(1.0)	(2.0)	(3.3)
Foreign tax rate differences(1)	(7.0)	(7.3)	(3.3)
Federal tax credits	(0.1)	(0.2)	—
Domestic production activity deduction	(0.3)	(0.2)	(0.1)
Adjustment related to uncertain tax positions	(0.9)	0.6	—
Adjustment related to foreign currency exchange gains(2)	—	(0.6)	—
Change in valuation allowance(3)	—	(2.7)	—
Other	0.2	0.4	—

	29.8%	26.8%	31.4%

(1)	Includes a tax benefit of $20.1 million, $21.2 million and $10.0 million in 2008, 2007 and 2006 respectively from the recapitalization of WESCO’s Canadian operations and in 2008 the effect of differences between the recorded provision and the final filed tax return for prior year.

(2)	Includes a benefit of $1.8 million in 2007 from foreign exchange gains related to the recapitalization of Canadian operations.

(3)	WESCO recorded an $8.5 million reversal of valuation allowances against deferred tax assets for state net operating loss carryforwards. The reversal was recorded as a discrete tax benefit in the third quarter of 2007.
     As of December 31, 2008 and 2007, WESCO had state tax benefits derived from net operating loss carryforwards of approximately $8.9 million ($5.8 million, net of federal income tax) and $11.8 million ($7.7 million, net of federal income tax), respectively. In addition, WESCO had tax benefits from net operating losses resulting from the recapitalization of our Canadian operations of $17.0 million. The amounts will begin expiring in 2009 and 2027, respectively. Utilization of WESCO’s state net operating loss carryforwards is subject to annual limitations imposed by state statute. Such annual limitations could result in the expiration of the net operating loss and tax credit carryforwards before utilization. Management anticipates utilizing the net operating losses prior to the expiration of statues of limitations; accordingly, WESCO has not recorded a valuation allowance.
     As of December 31, 2008, WESCO had approximately $115.4 million of undistributed earnings related to its foreign subsidiaries. Management believes that these earnings will be indefinitely reinvested in foreign jurisdiction; accordingly, WESCO has not provided for U.S. federal income taxes related to these earnings.

The following table sets forth deferred tax assets and liabilities:

	December 31
	2008		2007
	(In thousands)
	Assets	Liabilities	Assets	Liabilities
Accounts receivable	$5,125	$—	$6,419	$—
Inventory	—	4,287	—	3,880
Depreciation	—	4,266	—	7,006
Amortization of intangible assets	—	117,079	—	120,105
Convertible debt interest	—	42,428	—	37,545
Employee benefits	19,021	—	14,127	—
Tax loss carryforwards	22,810	—	7,723	—
Other	7,175	4,655	6,702	2,288

Total deferred taxes	$54,131	$172,715	$34,971	$170,824

     In accordance with FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (“FIN 48”), WESCO analyses its filing positions for all open tax years in all jurisdictions. The Company is currently under examination in several tax jurisdictions, both within the United States and outside the United States, and remains subject to examination until the statute of limitations expires for the respective tax jurisdictions. The following summary sets forth the tax years that remain open in the company’s major tax jurisdictions:

United States — Federal	2000 and forward
United States — States	2004 and forward
Canada	1996 and forward
     The following table sets forth the reconciliation of gross unrecognized tax benefits:

	December 31,	December 31,
	2008	2007
	(In thousands)

Beginning balance January 1	$10,015	$8,418
Additions based on tax positions related to the current year	1,677	1,941
Additions for tax positions of prior years	—	1,117
Reductions for tax positions of prior years	(2,477)	(226)
Settlements	(427)	(652)
Lapse in statute of limitations	(1,337)	(583)

Ending balance December 31	$7,451	$10,015

     The total amount of unrecognized tax benefits were $7.5 million and $10.0 million as of December 31, 2008 and December 31, 2007, respectively. If these tax benefits were recognized in the consolidated financial statements, the portion of these amounts that would reduce the Company’s effective tax rate would be $6.3 million and $8.1 million, respectively. During the fourth quarter of 2008, WESCO reduced its unrecognized tax benefits by $4.2 million, of which $1.1 million was related to interest, due to the settlement of Internal Revenue Service tax examination issues, the expiration of statutes of limitations and reductions to prior year tax positions.
     During the next twelve months, it is reasonably possible that certain issues will be settled by the resolution of Internal Revenue Service tax examinations or the expiration of statutes of limitations. An estimate of the amount of change in unrecognized tax benefits cannot be made at this time as the outcome of the audits and the timing of the settlements are subject to significant uncertainty.
     WESCO records interest related to uncertain tax positions as a part of interest expense in the consolidated statement of income. Any penalties are recognized as part of income tax expense. As of December 31, 2008 and December 31, 2007, WESCO had an accrued liability of $3.5 million and $4.4 million, respectively, for interest related to uncertain tax positions. As of December 31, 2008 and 2007, WESCO had a liability for tax penalties of $0.5 million.

11. EARNINGS PER SHARE
     Basic earnings per share are computed by dividing net income by the weighted average common shares outstanding during the periods. Diluted earnings per share are computed by dividing net income by the weighted average common shares and common share equivalents outstanding during the periods. The dilutive effect of common share equivalents is considered in the diluted earnings per share computation using the treasury stock method, which includes consideration of stock-based compensation required by SFAS 123R and SFAS No. 128, Earnings Per Share.
     The following table sets forth the details of basic and diluted earnings per share:

	Year Ended December 31
	2008	2007	2006
	(Dollars in thousands, except share data)
Net income	$204,133	$232,557	$214,157
Weighted average common shares outstanding used in computing basic earnings per share	42,357,748	45,699,537	48,724,343

Common shares issuable upon exercise of dilutive stock options	947,977	1,691,102	2,569,798
Common shares issuable from contingently convertible debentures (see below for basis of calculation)	—	859,690	1,169,553

Weighted average common shares outstanding and common share equivalents used in computing diluted earnings per share	43,305,725	48,250,329	52,463,694

Earnings per share
Basic	$4.82	$5.09	$4.40
Diluted	$4.71	$4.82	$4.08
     As of December 31, 2008, 2007 and 2006, the computation of diluted earnings per share excluded stock-settled stock appreciation rights (“SARs”) of approximately 2.0 million, 1.1 million and 0.5 million at a weighted average exercise prices of $52.30 per share, $63.82 per share and $68.88 per share, respectively. These amounts were excluded because their effect would have been antidilutive.
     Under EITF Issue No. 04-8 The Effect of Contingently Convertible Instruments on Diluted Earnings Per Share, and EITF Issue No. 90-19 Convertible Bonds with Issuer Option to Settle for Cash upon Conversion , and because of WESCO’s obligation to settle the par value of the 2025 Debentures and 2026 Debentures (collectively, the “Debentures”) in cash, WESCO is not required to include any shares underlying the Debentures in its diluted weighted average shares outstanding until the average stock price per share for the period exceeds the conversion price of the respective Debentures. At such time, only the number of shares that would be issuable (under the “treasury” method of accounting for share dilution) will be included, which is based upon the amount by which the average stock price exceeds the conversion price. The conversion prices of the 2026 Debentures and 2025 Debentures are $88.15 and $41.86, respectively. Share dilution is limited to a maximum of 3,403,110 shares for the 2026 Debentures and 3,583,080 shares for the 2025 Debentures. Since the average stock price for twelve-month period ending December 31, 2008 was less than the conversion prices, there was no impact of the Debentures on diluted earnings per share. For the periods ended December 31, 2007 and 2006, the effect of the 2025 Debentures on diluted earnings per share was a decrease of $0.09 and $0.09, respectively.
12. EMPLOYEE BENEFIT PLANS
     A majority of WESCO’s employees are covered by defined contribution retirement savings plans for their service rendered subsequent to WESCO’s formation. WESCO also offers a deferred compensation plan for select individuals. For U.S. participants, WESCO will make contributions in an amount equal to 50% of the participant’s total monthly contributions up to a maximum of 6% of eligible compensation. For Canadian participants, WESCO will make contributions in an amount ranging from 1% to 7% of the participant’s eligible compensation based on years of continuous service. In addition, employer contributions may be made at the discretion of the Board of Directors. Discretionary employer contributions charges of $9.5 million, $7.3 million and $12.8 million were incurred in 2008, 2007 and 2006, respectively. For the years ended December 31, 2008, 2007 and 2006, WESCO incurred charges of $14.6 million, $17.8 million and $21.5 million, respectively, for all such plans. Contributions are made in cash to employee retirement savings plan accounts. Employees then have the option to transfer balances allocated to their accounts into any of the available investment options, including WESCO common stock.

13. STOCK-BASED COMPENSATION
     WESCO has sponsored four stock option plans: the 1999 Long-Term Incentive Plan (“LTIP”), the 1998 Stock Option Plan, the Stock Option Plan for Branch Employees and the 1994 Stock Option Plan. The LTIP was designed to be the successor plan to all prior plans. Outstanding options under prior plans will continue to be governed by their existing terms, which are substantially similar to the LTIP. Any remaining shares reserved for future issuance under the prior plans are available for issuance under the LTIP. The LTIP and predecessor plans are administered by the Compensation Committee of the Board of Directors.
     An initial reserve of 6,936,000 shares of common stock has been authorized for issuance under the LTIP. This reserve automatically increases by (i) the number of shares of common stock covered by unexercised options granted under prior plans that are canceled or terminated after the effective date of the LTIP, and (ii) the number of shares of common stock surrendered by employees to pay the exercise price and/or minimum withholding taxes in connection with the exercise of stock options granted under our prior plans. As of December 31, 2008, 3.1 million shares of common stock were reserved under the LTIP for future equity award grants.
     Awards granted vest and become exercisable once criteria based on time or financial performance are achieved. If the financial performance criteria are not met, all the awards will vest after nine years and nine months. All awards vest immediately in the event of a change in control. Each award terminates on the tenth anniversary of its grant date unless terminated sooner under certain conditions.
     As of December 31, 2008, there was $18.6 million of total unrecognized compensation expense related to non-vested stock-based compensation arrangements for all awards previously made of which approximately $10.5 million is expected to be recognized in 2009, $6.1 million in 2010 and $2.0 million in 2011.
     The total intrinsic value of awards exercised during the years ended December 31, 2008 and 2007 was $28.7 million and $50.8 million, respectively. The total amount of cash received from the exercise of options was $10.7 million and $6.0 million, respectively. The tax benefit associated with the exercise of stock options and SARs totaled $10.2 million and $18.4 million in 2008 and 2007, respectively. WESCO uses the direct only method and tax law ordering approach to calculate the tax effects of stock-based compensation. The tax benefit was recorded as a credit to additional paid-in capital.
     The following table sets forth a summary of both stock options and stock appreciation rights and related information for the years indicated:

	2008			2007		2006
		Weighted	Aggregate		Weighted		Weighted
		Average	Intrinsic		Average		Average
		Exercise	Value		Exercise		Exercise
	Awards	Price	(In thousands)	Awards	Price	Awards	Price
Beginning of year	4,213,863	$28.85		4,578,822	$20.78	6,303,936	$14.02
Granted	931,344	39.78		628,237	59.67	467,132	68.84
Exercised	(1,149,240)	10.16		(935,156)	10.10	(2,125,913)	11.25
Cancelled	(62,932)	58.15		(58,040)	27.38	(66,333)

End of year	3,933,035	36.44	$7,760	4,213,863	28.85	4,578,822	20.78

Exercisable at end of year	2,465,137	$29.57	$7,739	2,133,280	$20.79	2,332,360	$11.84
     The following table sets forth exercise prices for equity awards outstanding as of December 31, 2008:

			Weighted
			Average
			Remaining
	Awards	Awards	Contractual
Range of exercise price	Outstanding	Exercisable	Life
$0.00 — $10.00	570,004	570,004	3.3
$10.00 — $20.00	233,587	225,000	5.5
$20.00 — $30.00	500,686	497,686	5.3
$30.00 — $40.00	718,520	674,275	6.3
$40.00 — $50.00	912,346	22,666	9.4
$50.00 — $60.00	2,540	1,693	7.2
$60.00 — $70.00	995,352	473,813	7.9

	3,933,035	2,465,137	6.8

14. COMMITMENTS AND CONTINGENCIES
     Future minimum rental payments required under operating leases, primarily for real property that have noncancelable lease terms in excess of one year as of December 31, 2008, are as follows:

(In thousands)

2009	$36,348
2010	29,467
2011	19,143
2012	13,452
2013	6,624
Thereafter	13,817
     Rental expense for the years ended December 31, 2008, 2007 and 2006 was $48.7 million, $47.3 million and $38.7 million, respectively.
     From time to time, a number of lawsuits and claims have been or may be asserted against WESCO relating to the conduct of its business, including routine litigation relating to commercial and employment matters. The outcomes of litigation cannot be predicted with certainty, and some lawsuits may be determined adversely to WESCO. However, management does not believe that the ultimate outcome is likely to have a material adverse effect on WESCO’s financial condition or liquidity, although the resolution in any fiscal quarter of one or more of these matters may have a material adverse effect on WESCO’s results of operations for that period.
     WESCO is a co-defendant in a lawsuit filed in a state court in Indiana in which a customer alleges that WESCO sold defective products manufactured or remanufactured by others and is seeking monetary damages in the amount of $52 million. WESCO has denied any liability, believes that it has meritorious defenses and intends to vigorously defend itself against these allegations.
15. SEGMENTS AND RELATED INFORMATION
     WESCO provides distribution of product and services through its nine operating segments which have been aggregated as one reportable segment. The sale of electrical products and maintenance repair and operating supplies represents more than 90% of the consolidated net sales, income from operations and assets for 2008, 2007 and 2006. WESCO has over 250,000 unique product stock keeping units and markets more than 1,000,000 products for customers. It is impractical to disclose net sales by product, major product group or service group. There were no material amounts of sales or transfers among geographic areas and no material amounts of export sales.
     The following table sets forth information about WESCO by geographic area:

	Net Sales			Long-Lived Assets
	Year Ended December 31,			December 31,
(In thousands)	2008	2007	2006	2008	2007	2006
United States	$5,305,744	$5,229,147	$4,606,783	$120,185	$106,159	$111,386
Foreign Operations
Canada	673,284	633,406	599,244	10,692	13,122	13,177
Other foreign	131,812	140,899	114,576	892	406	703

Subtotal Foreign
Operations	805,096	774,305	713,820	11,584	13,528	13,880

Total U.S. and Foreign	$6,110,840	$6,003,452	$5,320,603	$131,769	$119,687	$125,266

16. OTHER FINANCIAL INFORMATION
     WESCO Distribution has outstanding $150 million in aggregate principal amount of 2017 Notes, and WESCO International has outstanding $150 million in aggregate principal amount of 2025 Debentures and $300 million in aggregate principal amount of 2026 Debentures. The 2017 Notes are fully and unconditionally guaranteed by WESCO International on a subordinated basis to all existing and future senior indebtedness of WESCO International. The 2025 Debentures and 2026 Debentures are fully and unconditionally guaranteed by WESCO Distribution on a senior subordinated basis to all existing and future senior indebtedness of WESCO Distribution.
     Condensed consolidating financial information for WESCO International, WESCO Distribution, Inc. and the non-guarantor subsidiaries is as follows:

CONDENSED CONSOLIDATING BALANCE SHEETS

	December 31, 2008
	(In thousands)
				Consolidating
	WESCO	WESCO	Non-Guarantor	and Eliminating
	International, Inc.	Distribution, Inc.	Subsidiaries	Entries	Consolidated

Cash and cash equivalents	$—	$18,453	$67,885	$—	$86,338
Trade accounts receivable	—	—	791,356	—	791,356
Inventories	—	421,178	184,500	—	605,678
Other current assets	(12,100)	44,469	41,922	—	74,291

Total current assets	(12,100)	484,100	1,085,663	—	1,557,663
Intercompany receivables, net	—	(1,367,199)	1,862,220	(495,021)	—
Property, buildings and equipment, net	—	46,389	72,834	—	119,223
Intangible assets, net	—	9,549	79,140	—	88,689
Goodwill and other intangibles, net	—	395,546	467,232	—	862,778
Investments in affiliates and other noncurrent assets	1,671,724	3,074,554	19,133	(4,673,903)	91,508

Total assets	$1,659,624	$2,642,939	$3,586,222	$(5,168,924)	$2,719,861

Accounts payable	—	445,346	126,486	—	571,832
Short-term debt	—	—	295,000	—	295,000
Other current liabilities	—	69,076	70,101	—	139,177

Total current liabilities	—	514,422	491,587	—	1,006,009
Intercompany payables, net	495,021	—	—	(495,021)	—
Long-term debt	409,499	350,601	41,327	—	801,427
Other noncurrent liabilities	—	111,422	45,899	—	157,321
Stockholders’ equity	755,104	1,666,494	3,007,409	(4,673,903)	755,104

Total liabilities and stockholders’ equity	$1,659,624	$2,642,939	$3,586,222	$(5,168,924)	$2,719,861

	December 31, 2007
	(In thousands)
				Consolidating
	WESCO	WESCO	Non-Guarantor	and Eliminating
	International, Inc.	Distribution, Inc.	Subsidiaries	Entries	Consolidated

Cash and cash equivalents	$(7)	$32,140	$40,164	$—	$72,297
Trade accounts receivable	—	—	844,514	—	844,514
Inventories	—	433,641	232,386	—	666,027
Other current assets	(16)	35,956	61,721	—	97,661

Total current assets	(23)	501,737	1,178,785	—	1,680,499
Intercompany receivables, net	—	(1,325,909)	1,806,458	(480,549)	—
Property, buildings and equipment, net	—	33,642	70,477	—	104,119
Intangible assets, net	—	10,368	123,423	—	133,791
Goodwill and other intangibles, net	—	393,263	531,095	—	924,358
Investments in affiliates and other noncurrent assets	1,515,702	2,912,423	2,822	(4,415,379)	15,568

Total assets	$1,515,679	$2,525,524	$3,713,060	$(4,895,928)	$2,858,335

Accounts payable	—	467,859	158,434	—	626,293
Short-term debt	—	22,300	480,000	—	502,300
Other current liabilities	—	96,180	67,152	—	163,332

Total current liabilities	—	586,339	705,586	—	1,291,925
Intercompany payables, net	480,549	—	—	(480,549)	—
Long-term debt	394,987	318,608	42,703	—	756,298
Other noncurrent liabilities	—	112,262	57,707	—	169,969
Stockholders’ equity	640,143	1,508,315	2,907,064	(4,415,379)	640,143

Total liabilities and stockholders’ equity	$1,515,679	$2,525,524	$3,713,060	$(4,895,928)	$2,858,335

CONDENSED CONSOLIDATING STATEMENTS OF INCOME

	Year Ended December 31, 2008
	(In thousands)
	WESCO			Consolidating
	International,	WESCO	Non-Guarantor	and Eliminating
	Inc.	Distribution, Inc.	Subsidiaries	Entries	Consolidated

Net sales	$—	$4,376,325	$1,734,515	$—	$6,110,840
Cost of goods sold, excluding depreciation and amortization	—	3,556,737	1,347,427	—	4,904,164
Selling, general and administrative expenses	7	643,173	191,098	—	834,278
Depreciation and amortization	—	14,164	12,567	—	26,731
Results of affiliates’ operations	207,547	100,346	—	(307,893)	—
Interest (income) expense, net	(8,677)	23,210	49,619	—	64,152
Other (income) expense	—	(9,352)	—	—	(9,352)
Provision for income taxes	12,084	41,191	33,459	—	86,734

Net income (loss)	$204,133	$207,548	$100,345	$(307,893)	$204,133

	Year Ended December 31, 2007
	(In thousands)
	WESCO			Consolidating
	International,	WESCO	Non-Guarantor	and Eliminating
	Inc.	Distribution, Inc.	Subsidiaries	Entries	Consolidated

Net sales	$—	$4,161,129	$1,842,323	$—	$6,003,452
Cost of goods sold, excluding depreciation and amortization	—	3,371,101	1,410,235	—	4,781,336
Selling, general and administrative expenses	11	646,309	144,813	—	791,133
Depreciation and amortization	—	17,223	19,536	—	36,759
Results of affiliates’ operations	226,349	211,698	—	(438,047)	—
Interest (income) expense, net	(23,048)	44,384	55,123	—	76,459
Other (income) expense	—	—	—	—	—
Provision for income taxes	16,829	67,461	918	—	85,208

Net income (loss)	$232,557	$226,349	$211,698	$(438,047)	$232,557

	Year Ended December 31, 2006
	(In thousands)
	WESCO			Consolidating
	International,	WESCO	Non-Guarantor	and Eliminating
	Inc.	Distribution, Inc.	Subsidiaries	Entries	Consolidated

Net sales	$—	$4,096,952	$1,223,651	$—	$5,320,603
Cost of goods sold, excluding depreciation and amortization	—	3,306,356	927,723	—	4,234,079
Selling, general and administrative expenses	26	536,535	156,320	—	692,881
Depreciation and amortization	—	14,597	14,063	—	28,660
Results of affiliates’ operations	196,414	102,051	—	(298,465)	—
Interest (income) expense, net	(33,349)	34,775	28,399	—	29,825
Other expense (income)	—	53,390	(30,595)	—	22,795
Provision for income taxes	15,580	56,936	25,690	—	98,206

Net income (loss)	$214,157	$196,414	$102,051	$(298,465)	$214,157

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2008
	(In thousands)
				Consolidating
			Non-	and
	WESCO	WESCO	Guarantor	Eliminating
	International, Inc.	Distribution, Inc.	Subsidiaries	Entries	Consolidated

Net cash provided by operating activities	$16,479	$214,913	$48,469	$—	$279,861
Investing activities:
Capital expenditures	—	(33,590)	(1,694)	—	(35,284)
Acquisitions	—	(12,080)	—	—	(12,080)
Sale of subsidiary	—	60,000	—	—	60,000
Other	—	3,794	—	—	3,794

Net cash provided (used) by investing activities	—	18,124	(1,694)	—	16,430
Financing activities:
Net borrowings (repayments)	41,465	(216,261)	(1,367)	—	(176,163)
Equity transactions	(57,937)	—		—	(57,937)
Other	—	(30,463)	(426)	—	(30,889)

Net cash used by financing activities	(16,472)	(246,724)	(1,793)	—	(264,989)

Effect of exchange rate changes on cash and cash equivalents	—	—	(17,261)	—	(17,261)

Net change in cash and cash equivalents	7	(13,687)	27,721	—	14,041
Cash and cash equivalents at beginning of period	(7)	32,140	40,164	—	72,297

Cash and cash equivalents at end of period	$—	$18,453	$67,885	$—	$86,338

	Year Ended December 31, 2007
	(In thousands)
				Consolidating
			Non-	and
	WESCO	WESCO	Guarantor	Eliminating
	International, Inc.	Distribution, Inc.	Subsidiaries	Entries	Consolidated

Net cash provided by operating activities	$9,100	$253,151	$27	$—	$262,278
Investing activities:
Capital expenditures	—	(14,547)	(1,571)	—	(16,118)
Acquisitions	—	(32,398)	—	—	(32,398)
Other	—	487	—	—	487

Net cash used by investing activities	—	(46,458)	(1,571)	—	(48,029)
Financing activities:
Net borrowings (repayments)	407,802	(231,331)	(1,288)	—	175,183
Equity transactions	(416,442)	—	—	—	(416,442)
Other	(465)	29,156	(38)	—	28,653

Net cash used by financing activities	(9,105)	(202,175)	(1,326)	—	(212,606)

Effect of exchange rate changes on cash and cash equivalents	—	—	(2,741)	—	(2,741)

Net change in cash and cash equivalents	(5)	4,518	(5,611)	—	(1,098)
Cash and cash equivalents at beginning of period	(2)	27,622	45,775	—	73,395

Cash and cash equivalents at end of period	$(7)	$32,140	$40,164	$—	$72,297

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS (continued)

	Year Ended December 31, 2006
	(In thousands)
				Consolidating
			Non-	and
	WESCO	WESCO	Guarantor	Eliminating
	International, Inc.	Distribution, Inc.	Subsidiaries	Entries	Consolidated

Net cash (used) provided by operating activities	$(90,863)	$250,193	$47,753	$—	$207,083
Investing activities:
Capital expenditures	—	(16,730)	(1,629)	—	(18,359)
Acquisitions	—	(540,447)	—	—	(540,447)
Other	—	(1,745)	2,592	—	847

Net cash (used) provided by investing activities	—	(558,922)	963	—	(557,959)
Financing activities:
Net borrowings (repayments)	357,247	19,513	(6,977)	—	369,783
Equity transactions	(258,172)	300,000	—	—	41,828
Other	(8,215)	(1,249)	—	—	(9,464)

Net cash provided (used) by financing activities	90,860	318,264	(6,977)	—	402,147

Effect of exchange rate changes on cash and cash equivalents	—	—	(1)	—	(1)

Net change in cash and cash equivalents	(3)	9,535	41,738	—	51,270
Cash and cash equivalents at beginning of period	—	18,088	4,037	—	22,125

Cash and cash equivalents at end of period	$(3)	$27,623	$45,775	$—	$73,395

17. SELECTED QUARTERLY FINANCIAL DATA (unaudited)
     The following table sets forth selected quarterly financial data for the years ended December 31, 2008 and 2007:

	First	Second		Third		Fourth
	Quarter	Quarter		Quarter		Quarter

2008
Net sales	$1,465,206	$1,587,753		$1,628,087		$1,429,794
Cost of goods sold	1,169,561	1,277,423		1,311,731		1,145,449
Income from operations	77,073	96,836		98,551		73,207
Income before income taxes	61,735	83,417		85,179		60,536
Net income	42,690	57,988		63,729		39,726
Basic earnings per share (C)	1.00	1.36		1.50		0.95
Diluted earnings per share (D)	0.97	1.33		1.46		0.94
Net cash provided by operating activities	91,961	48,793	(A)	86,173	(A)	52,934
Net cash provided (used) by investing activities	48,598	(7,643	)(A)	(7,397	)(A)	(17,128)
Net cash used by financing activities	(116,126)	(21,299)		(88,575)		(38,989)

2007
Net sales	$1,450,556	$1,518,108		$1,545,607		$1,489,181
Cost of goods sold	1,151,533	1,210,022		1,232,520		1,187,261
Income from operations	82,535	103,605		109,296		98,788
Income before income taxes	67,000	83,504		88,411		78,850
Net income	46,141	57,648		69,755	(B)	59,013
Basic earnings per share (C)	0.94	1.26		1.51		1.35
Diluted earnings per share (D)	0.89	1.18		1.42		1.30
Net cash provided by operating activities	75,801	52,471		78,937		55,069
Net cash used by investing activities	(6,401)	(8,288)		(3,888)		(29,452)
Net cash used by financing activities	(87,256)	(36,233)		(71,049)		(18,068)

(A)	Net cash provided by operating activities and net cash used by investing activities were revised for the second and third quarters of 2008 to correct the classification of equity distributions of $2.8 million and $3.1 million, respectively. The revised amounts reflect the distributions as cash provided by operating activities.

(B)	Pursuant to SFAS 109, Accounting for Income Taxes, an $8.5 million valuation allowance reversal was recorded against deferred tax assets for net operating loss carryforwards. The reversal was recorded as a discrete tax benefit in the third quarter of 2007.

(C)	Earnings per share (EPS) in each quarter is computed using the weighted average number of shares outstanding during that quarter while EPS for the full year is computed by taking the average of the weighted average number of shares outstanding each quarter. Thus, the sum of the four quarters’ EPS may not equal the full-year EPS.

(D)	Diluted earnings per share (DEPS) in each quarter is computed using the weighted average number of shares outstanding during that quarter while DEPS for the full year is computed by taking the average of the weighted average number of shares outstanding each quarter. Thus, the sum of the four quarters’ DEPS may not equal the full-year DEPS.